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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            PEROT SYSTEMS CORPORATION

                     PEROT SYSTEMS GOVERNMENT SERVICES, INC.
                           COLLECTIVELY, THE "BUYERS"

                              SOZA & COMPANY, LTD.
                                      "SCL"

                                       AND

                             THE STOCKHOLDERS OF SCL

                                FEBRUARY 4, 2003

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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made and entered into as of February 4, 2003, by and among Perot Systems Corporation, a Delaware corporation ("PSC"), Perot Systems Government Services, Inc., a Virginia corporation and wholly-owned subsidiary of PSC ("PSGS"), Soza & Company, Ltd., a Virginia corporation ("SCL"), William Soza ("Soza"), John Larmer II ("Larmer"), Kurt Pfluger ("Pfluger") and Ralph West ("West"), each of whom is a stockholder of SCL (Soza, Larmer, Pfluger and West, individually a "Principal Stockholder" and collectively, the "Principal Stockholders"), and all of the other stockholders of SCL and holders of options to acquire shares of capital stock of SCL who become bound to this Agreement by joinder agreement (collectively with the Principal Stockholders, the "Stockholders"). SCL and the Principal Stockholders are referred to collectively as "Sellers" and PSC and PSGS are each referred to individually as a "Buyer" and collectively as "Buyers."

                                   BACKGROUND

         The Principal Stockholders own approximately 98% of the issued and outstanding capital stock of SCL and approximately 64% of all options to acquire capital stock of SCL.

         Buyers desire to purchase, and the Stockholders desire to sell, all of the shares of capital stock of SCL issued and outstanding as of the closing of such purchase and sale (the "Shares") on the terms and subject to the conditions set forth in this Agreement.

         SCL will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and Buyers have requested that SCL enter into this Agreement as a condition to Buyers execution of this Agreement.

         Each of Technology Planning and Management Corporation, a North Carolina corporation ("TPMC"), Catnaz, Inc., an Ohio corporation ("Catnaz"), SecureWater, LLC, a Virginia limited liability company ("SecureWater"), FAC Management, LLC, a Virginia limited liability company ("FAC"), and Soza International, Ltd., a Virginia corporation ("International"), is a wholly owned subsidiary of SCL. Each of SCL, TPMC, Catnaz, FAC, SecureWater and International is referred to individually as the "Company" and collectively as the "Companies"; provided, however, upon the sale of FAC as contemplated by Section 2.12, FAC will not be deemed to be a Company for purposes of this Agreement.

         In consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

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                                    ARTICLE I
                               PURCHASE OF SHARES

         1.1. Sale and Delivery of the Shares. Pursuant to the terms, and subject to the conditions set forth herein, PSGS hereby agrees to purchase from the Stockholders, and the Stockholders hereby agree to sell to PSGS, the Shares for the consideration set forth in Section 1.3.

         1.2. Closing Date. The closing (the "Closing") of the sale and purchase of the Shares will take place at the offices of Hughes & Luce, LLP, counsel to Buyers, at 10:00 a.m. local time on February 28, 2003, or at such other date, time and place as is mutually agreed among the parties or, if all of the conditions to the obligations of the parties set forth in Article V have not been satisfied or waived by February 28, 2003 and there is no agreement among the parties, on the day which is two business days following the date on which all such conditions have been satisfied or waived (such date and time of closing being herein called the "Closing Date"), but in no event later than the sixth month anniversary of the date of this Agreement.

         1.3.     Purchase Price.

                  (a) As consideration in full for the acquisition of the Shares, Buyers will pay the consideration referred to below (the "Purchase Price"). The Purchase Price is an aggregate amount equal to the following, as such amount is subject to adjustment as provided in
         Section 1.4:

                  (i) an amount equal to $75,000,000 plus Excess Cash (as defined in Section 1.4(a)) minus the amount of Debt minus the amount of Seller Transaction Costs (as such terms are defined below);

                  (ii) the First Year Contingent Payment (as defined in Exhibit A), if any;

                  (iii) the Second Year Contingent Payment (as defined in Exhibit A), if any; and

                  (iv)     the Final Contingent Payment (as defined in Exhibit
         A), if any.

         Each of the First Year Contingent Payment, the Second Year Contingent Payment and the Final Contingent Payment will be due and payable in a single installment by March 31, 2004, March 31, 2005 and March 31, 2005, respectively. Notwithstanding the foregoing, if on the applicable payment date, the amount of a Contingent Payment is being disputed by the parties pursuant to the procedures set forth in Exhibit A and (x) if the disputed amount is less than $1,500,000, Buyers will pay to the Stockholders the undisputed portion of the Contingent Payment on the applicable payment date and the remaining amount, if any, will be paid to the Stockholders within ten days after resolution of the disputed amount, and (y) if the disputed amount is greater than $1,500,000, on the applicable payment date Buyers will deposit into an interest bearing escrow

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         account (the "Contingent Payment Escrow") an amount equal to the
         Contingent Payment amount claimed by the Stockholders and such amount will be held in escrow until final resolution of the amount of the Contingent Payment. The Contingent Payment Escrow will be held, maintained and disbursed by an escrow agent reasonably satisfactory to Buyers and the Stockholders pursuant to an escrow agreement reasonably satisfactory to Buyers and the Stockholders. Any interest earned on the Contingent Payment Escrow will be paid simultaneously with the payment of the Contingent Payment as follows: (A) if no portion of the disputed amount of the Contingent Payment is paid to the Stockholders, all interest earned will be paid to Buyers, and (B) if any portion of the disputed amount of the Contingent Payment is paid to the Stockholders, all interest on the undisputed amount will be paid to the Stockholders and interest earned on any portion of the disputed amount will be paid to the party receiving such portion of the disputed amount. As used herein, (1) "Debt" means an amount equal to all of the Companies' debt for borrowed money, notes payable and capital lease obligations, including the current and long term portions, but excluding any intercompany Debt, minus the amount of Closing Cash Balances (as defined in Section 1.4(a)) in excess of $500,000 until the amount of Debt becomes zero, and (2) "Seller Transaction Costs" means an amount equal to all transaction costs and expenses incurred by or on behalf of the Companies prior to the Closing arising from the negotiation, execution and performance of the transactions contemplated by this Agreement, including, without limitation any legal, accounting, broker and other professional fees, but excluding (x) any withholding, employment, or payroll taxes payable by or on behalf of the Companies and deducted from the Purchase Price pursuant to Section 1.3(c)(ii) and
         (y) the broker and professional fees and expenses not exceeding $35,000 set forth on Schedule 1.3(a) that have been paid by SCL prior to the date hereof.

                  (b) On the Closing Date, $5,000,000 of the Purchase Price (the "Holdback Amount") will be deposited into an interest bearing escrow (the "Escrow") and held pursuant to an escrow agreement substantially in the form of Exhibit B (the "Escrow Agreement"). The Escrow will be held, maintained and disbursed by the escrow agent provided for in the Escrow Agreement (the "Escrow Agent") and will serve solely as security for the potential Purchase Price adjustments and repayments described herein and for any potential claims of Buyers for indemnification under Article VI. To the extent the Holdback Amount held in Escrow is not applied to any such Purchase Price adjustment, repayments or claims for indemnification, it will be released from the Escrow to the Stockholders on the second anniversary of the Closing Date in accordance with the terms of the Escrow Agreement.

                  (c) The Purchase Price will be payable ratably to the Stockholders in accordance with their ownership percentage of the Shares immediately prior to the Closing, each percentage amount being such Stockholder's "Pro Rata Portion". At the Closing, Buyers will pay the Stockholders their Pro Rata Portion of an amount (the "Closing Payment") equal to $75,000,000 plus Excess Cash minus the Holdback Amount minus Debt minus Seller Transaction Costs, each

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         as determined from the Estimated Closing Balance Sheet (as defined in
         Section 1.4(c)). Each Stockholder's Pro Rata Portion of the Closing Payment will be paid to such Stockholder net of the outstanding principal and accrued interest for borrowed money owing to SCL by such Stockholder immediately prior to the Closing (the "Stockholder Debt Obligations"), including any amounts owing to SCL by such Stockholder in connection with the exercise price of any of his or her SCL stock options set forth on Schedule 2.4 (the "Options"). Each Stockholder's Pro Rata Portion of any portion of the Purchase Price (including the Closing Payment and any amounts released from the Escrow) will be paid to such Stockholder, as applicable, net of (i) any employment or payroll taxes required to be withheld from such Stockholder as a result of the exercise of Options, (ii) any additional employment or payroll taxes required to be paid by SCL or Buyers as a result of such Stockholder's exercise of Options, and (iii) any backup withholding taxes or other taxes required to be withheld by SCL or Buyers as a result of the sale of the Shares by such Stockholder under this Agreement. Buyers will deliver to SCL at the Closing the aggregate amount that is deducted from each Stockholder's Pro Rata Portion of the Closing Payment for any Stockholder Debt Obligations (and SCL will treat such Stockholder Debt Obligations as having been paid in full for all purposes), and when due, will pay, on behalf of SCL, to the relevant taxing authorities any taxes withheld from each Stockholder's Pro Rata Portion of any portion of the Purchase Price. Each Stockholder's and SCL's portion of the Closing Payment will be made in cash to the accounts of the Stockholders and SCL provided to Buyers in writing no less than three business days prior to the Closing Date.
         Schedule 1.3(c) sets forth the expected Pro Rata Portion of the Closing Payment, together with any anticipated withholdings and deductions therefrom, for each Stockholder. No less than three business days prior to the Closing Date, SCL will provide Buyers the calculations of each Stockholder's Pro Rata Portion of the Closing Payment and the amounts of any required withholdings or debt repayment amounts to be deducted therefrom in accordance with this Section 1.3(c).

                  (d) Solely at the option of PSC, up to 70% of the aggregate amount of Contingent Payments (as defined in Exhibit A), whether paid or earned and payable, may be made in the form of shares of PSC's Class A Common Stock, $.01 par value per share (the "PSC Common Stock") valued at the Conversion Price (as defined below). Any PSC Common Stock issued as part of the Contingent Payments will be registered with the Securities and Exchange Commission (the "SEC") and listed for trading on the New York Stock Exchange or on the principal national exchange on which the PSC Common Stock is then listed (the "Exchange") as set forth in Section 4.14. As used herein, "Conversion Price" means the average per share closing price of the PSC Common Stock on the Exchange for the 30 trading days immediately preceding the three trading days prior to the applicable payment date, as set forth in Section 1.3(a). Any portion of the Contingent Payments not paid in shares of PSC Common Stock will be paid to the Stockholders in cash.

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         1.4.     Potential Purchase Price Adjustment.

                  (a) As set forth in subsection (d)(i) below, the Purchase Price may be reduced on a dollar for dollar basis in the event that (x) any of (i) Closing Working Capital (as defined below) is less than *,
         (ii) Closing Cash Balances (as defined below) is less than *, and (iii) Closing Long Term Net Assets (as defined below) is less than *, and (y) the aggregate amount of such deficiencies exceeds *. As used in this Agreement, (x) "Closing Working Capital" means an amount equal to current assets (excluding Closing Cash Balances) minus current liabilities (excluding any current portion of long term Debt and any amounts outstanding on the Companies' line of credit), (y) "Closing Cash Balances" means an amount equal to all cash and cash equivalents, including all cash paid, to be paid or deemed to be paid by a Buyer or by a Stockholder to SCL for the repayment of the Stockholder Debt Obligations pursuant to Section 1.3(c), and (z) "Closing Long Term Net Assets" means an amount equal to total fixed and other long term assets (excluding goodwill) minus total long term liabilities (excluding
         Debt), each amount being determined from the final Closing Balance Sheet (as defined in subsection (b) below). Notwithstanding the foregoing, (1) any billed accounts receivable of the Companies outstanding more than 180 days from the Closing Date, in excess of any reserve for billed accounts receivable on the Closing Balance Sheet, will be excluded in calculating Closing Working Capital, (2) if after the determination of Debt there is any remaining Closing Cash Balances, such remaining Closing Cash Balances will be added first to Closing Working Capital only to the extent Closing Working Capital is less than
         * and second to Closing Long Term Net Assets only to the extent Closing Long Term Net Assets is less than *, and (3) after application of any Closing Cash Balances as set forth in the preceding clause (2), any Closing Working Capital in excess of * will be added to Closing Long Term Net Assets only to the extent Closing Long Term Net Assets is less than *. Any remaining Closing Cash Balances after determination of Debt and application to Closing Working Capital and Closing Long Term Net Assets is referred to as "Excess Cash" and will be added to the Purchase Price pursuant to Section 1.3(a)(i).

                  (b) Closing Working Capital, Closing Cash Balances, Closing Long Term Net Assets, Debt and Excess Cash will be determined from the consolidated balance sheet of SCL as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and audited by PSC's independent accounting firm. Except as otherwise expressly stated herein, the Closing Balance Sheet will be based solely on transactions arising or resulting from the operation of the Companies' business and will not include any amounts arising or resulting from the transactions contemplated by this Agreement. The parties agree and acknowledge that
         (i) any amounts paid, deemed paid by a Buyer or by a Stockholder under this Agreement or to be paid by a Buyer or by a Stockholder

----------
*Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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         under this Agreement to SCL as of the Closing for the Stockholder Debt
         Obligations will be reflected on the Closing Balance Sheet, (ii) any deferred tax asset resulting from any Stockholder's exercise of Options will remain with SCL, but will not be included on the Closing Balance Sheet, (iii) the Taxes allocated to SCL pursuant to Section 4.17(c) will be included on the Closing Balance Sheet, (iv) the Performance Bonus (as defined in Section 4.10) and any tax benefit or cost arising therefrom will not be included on the Closing Balance Sheet, (v) no Seller Transaction Costs will be included on the Closing Balance Sheet, and (vi) neither the liabilities for payments to taxing authorities referred to in Sections 1.3(c)(i), 1.3(c)(ii), and 1.3(c)(iii) nor the corresponding cash withheld from the Purchase Price pursuant to Sections 1.3(c)(i), 1.3(c)(ii), and 1.3(c)(iii) and paid to SCL will be included on the Closing Balance Sheet.

                  (c) No less than three business days prior to the scheduled Closing Date, SCL will prepare and furnish Buyers with an estimate of the Closing Balance Sheet (the "Estimated Closing Balance Sheet") which will be in accordance with Section 1.4(b) and in reasonable detail and accompanied by such financial information and methods of calculation as may reasonably be necessary for Buyers to evaluate the accuracy thereof. For purposes of calculating the Closing Payment, included with the Estimated Closing Balance sheet will be estimates of the calculations of Closing Working Capital, Closing Cash Balances, Closing Long Term Net Assets and the resulting amount of Excess Cash, if any, and Debt and Seller Transaction Costs.

                  (d) Included with the Closing Balance Sheet will be the calculations of Closing Working Capital, Closing Cash Balances, Closing Long Term Net Assets and any dollar for dollar reduction to the Purchase Price resulting from each of such amounts (the aggregate of any such potential Purchase Price reductions being, the "Deficiency Amount"), and Debt, Seller Transaction Costs and Excess Cash and any adjustments to the Purchase Price resulting from the actual amounts thereof. The Purchase Price will be adjusted as follows:

                  (i) if the Deficiency Amount is greater than *, the Purchase Price will be reduced dollar for dollar by an amount equal to such excess; and

                  (ii) the Purchase Price will be increased or decreased, as the case may be, to the extent the final calculations of Debt and Excess Cash differ from the amounts therefor determined from the Estimated Closing Balance Sheet and used in the calculation of the Closing Payment.

         Any aggregate adjustment to the Purchase Price is referred to as the "Purchase Price Adjustment" and will be set forth on the Closing Balance Sheet.

                  (e) Within the earlier of (i) 190 days after the Closing Date or (ii) ten days after collection of all billed receivables outstanding on the Closing Date

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*Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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         (less any reserve for billed accounts receivable on the Closing Date),
         Buyers will furnish the Stockholders with the Closing Balance Sheet, which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for the Stockholders to evaluate the accuracy thereof. The Stockholders will have a period of 30 days after receipt of the Closing Balance Sheet to notify Buyers in writing of their election to accept or reject (and in the case of a rejection, there must be included in such notice the reasons for rejection in reasonable detail) the Closing Balance Sheet and any Purchase Price Adjustment resulting therefrom. In the event no written notice is received by Buyers during such 30 day period, Buyers' Closing Balance Sheet and any Purchase Price Adjustment resulting therefrom will be deemed accepted by the Stockholders and final and binding on the parties hereto. Buyers will permit the Stockholders and their representatives reasonable access to the Companies' relevant books, records and other financial information relating to the calculation of the Closing Balance Sheet.

                  (f) In the event the Stockholders timely reject Buyers' Closing Balance Sheet and any Purchase Price Adjustment resulting therefrom, Buyers and the Stockholders will promptly (and in any event within 30 days following the date of rejection) attempt to make a joint determination of the Closing Balance Sheet and any Purchase Price Adjustment. If the Stockholders and Buyers are able to jointly determine the Closing Balance Sheet, any Purchase Price Adjustment resulting therefrom will be final and binding on the parties. In the event the parties are unable to agree upon the final determination of the Closing Balance Sheet within such 30-day period, then promptly thereafter Buyers and the Stockholders will submit the issues in dispute to an independent certified public accountant from a nationally recognized firm to be chosen as set forth below. Buyers, on the one hand, and the Stockholders, on the other, each will choose an accountant, which two accountants together will select a third accountant from a nationally recognized firm and the third accountant will act as the sole arbitrator of the issues in dispute (the "Arbitrator"). Buyers and the Stockholders will use good faith efforts to agree on procedures, scheduling and the process of submitting the dispute to the Arbitrator. To the extent that the parties fail to agree on a process within 30 days, the dispute resolution procedures set forth in Section 7.15 will govern the dispute. The determination of the Arbitrator will be final and binding upon the parties. The Arbitrator will allocate the fees of the accountants and the Arbitrator one-half to the Stockholders and one-half to the Buyers, with the Stockholders' portion being first deducted from the Holdback Amount and to the extent the Holdback Amount is insufficient, paid jointly and severally by the Principal Stockholders.

                  (g) If the final Deficiency Amount and the final amounts of Debt and Excess Cash result in a Purchase Price Adjustment in favor of Buyers, the Purchase Price Adjustment will be deducted from the Holdback Amount and distributed to PSC in accordance with the Escrow Agreement. To the extent the amount owed to Buyers is more than the Holdback Amount, the Principal Stockholders, jointly and severally, will pay the balance of the Purchase Price

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         Adjustment to PSC by wire transfer of immediately available funds within ten business days after final determination of the amount due to an account specified by PSC. If the final amounts of Debt and Excess Cash result in a Purchase Price Adjustment in favor of the Stockholders, Buyers will pay the Stockholders their Pro Rata Portion of the Purchase Price Adjustment in immediately available funds within ten business days after final determination of the amount due to the accounts specified by the Stockholders.

         1.5 Potential Stockholder Repayment. In the event that both (a) Gross Profit (as defined and calculated in accordance with Exhibit A) is equal to or less than the Profit Threshold (as defined below) for the period beginning on the first day after the Closing Date and ending on December 31, 2003, and (b) during such time period, one or more task orders relating to any Company's Government Contracts or Government Subcontracts that are Section 8(a) Contracts (as defined in Section 2.21(a)) are terminated or cancelled (without being transferred to the GSA Schedule, or any other Schedule for which PSGS or any Company is then eligible, or to a new contract) prior to their scheduled termination date because the Companies do not qualify for awards of such contracts or subcontracts after the Closing, the Stockholders will repay a portion of the Purchase Price to Buyers (the "Repayment Amount"). The Repayment Amount, if any, will be an amount equal to (i) * plus (ii) for each dollar that Gross Profit is less than the Profit Threshold (such difference being, the "Shortfall'), an amount equal to the product of * multiplied by the Shortfall divided by Delta (as defined below); provided, however, in no event will the Repayment Amount exceed *. At the sole option of PSC, all or any portion of the Repayment Amount may be deducted from the Holdback Amount and distributed to PSC in accordance with the Escrow Agreement. If PSC opts not to deduct all or any portion of the Repayment Amount from the Holdback Amount, the Principal Stockholders, jointly and severally, will pay the balance of the Repayment Amount to PSC in immediately available funds within ten days of notice thereof to an account specified by PSC. Buyers intend to maintain and perform under, or intend to cause the Companies to maintain and perform under, all of the task orders relating to the Companies' Section 8(a) Contracts consistent in all material respects with the past practices of the Companies. As used herein, "Delta" means an amount equal to (1) * minus (2) the product of * multiplied by the Pro Rata Multiplier (as defined in Exhibit A), and "Profit Threshold" means an amount equal to (x) *, minus (y) the product of * multiplied by the Pro Rata Multiplier*.

         1.6. Purchase Price Allocation. Buyers and the Stockholders agree that a portion of the Purchase Price will be allocated to the Noncompetition Agreements referenced in Section 5.1 by an independent appraiser mutually agreed to by Buyers and the Stockholders. After the date hereof, Buyers and Sellers will use good faith efforts to agree to such appraiser and direct such appraiser to conduct such allocation as promptly as practical. Buyers will pay the costs and fees of such appraiser.

----------
*Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

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         1.7.     Closing Deliveries. At the Closing:

                  (a) Buyers will deliver by wire transfer of immediately available funds (i) to the Stockholders the Closing Payment (net of the withholdings and payments contemplated by Section 1.3(c) which will be paid to SCL and the taxing authorities as so specified) and (ii) to the Companies' service providers the Seller Transaction Costs evidenced by the receipts and covered by the releases described in Section 5.1(o).

                  (b) Buyers will deliver to the Escrow Agent the Holdback Amount by wire transfer of immediately available funds.

                  (c) The Stockholders will deliver to Buyers certificates representing all of the Shares, together with duly executed stock powers for transfer.

                  (d) Each director and officer of each Company will deliver to Buyers his or her written resignation, unless otherwise requested by Buyers.

                  (e) Each Company will have delivered to Buyers a certificate executed by the Secretary of such Company as to the items covered by Section 2.1.

                  (f) SCL will have delivered to Buyers a disclosure letter executed by an executive officer of SCL, in form and substance reasonably satisfactory to Buyers, attached to which will be the articles of incorporation, bylaws, minute books and ownership records of each Company.

                  (g) Sellers will deliver to Buyers the other Seller Documents (as defined in Section 2.2), in form and substance reasonably satisfactory to Buyers.

                  (h) Buyers will deliver to Sellers the other Buyer Documents (as defined in Section 3.2), in form and substance reasonably satisfactory to Sellers.

                                   ARTICLE II
        REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDERS AND SCL

         The Principal Stockholders and SCL, jointly and severally, represent and warrant to Buyers as follows:

         2.1 Organization. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of its organization. Each Company has full power to own its properties and to conduct its business as presently conducted. Each Company is duly authorized or qualified to do business as a foreign corporation and is in good standing in each State or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such authorization or qualification necessary, except in such States or other jurisdictions where failure to be so authorized or qualified could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, or liabilities, of the Companies taken as a whole (a "Company Material Adverse Effect").

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Each Company is qualified to do business as a foreign corporation in the jurisdictions set forth on Schedule 2.1. Set forth on Schedule 2.1 is a list of all assumed names under which each Company operates and all jurisdictions in which any of the assumed names are registered.

         2.2 Authority. Each Stockholder and Company has all requisite power and authority, corporate, stockholder or otherwise, to execute, deliver, and perform under this Agreement and the other agreements, documents, certificates, and instruments to be executed by it in connection with or pursuant to this Agreement (together with this Agreement, the "Seller Documents"). The execution, delivery, and performance by each Stockholder and Company of each Seller Document to which it is a party have been duly authorized by all necessary action, corporate, shareholder or otherwise, on the part of such Stockholder or Company. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by each Seller party thereto. This Agreement is, and upon execution and delivery, each of the other Seller Documents will be, a legal, valid, and binding agreement of each Stockholder or Company party thereto, enforceable against such Stockholder or Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

         2.3 Organic Documents. SCL has provided Buyers a true, correct, and complete copy of each Company's articles of incorporation, bylaws, minute books and ownership records. Such corporate records include minutes or consents reflecting all material actions taken by the Board of Directors (including any committees) and stockholders of the Companies.

         2.4 Capitalization. The authorized capital stock of SCL consists solely of (a) 10,000,000 shares of Class A Voting Common Stock, $.01 par value per share, of which 1,800,000 shares are issued and outstanding, and (b) 60,000,000 shares of Class B Non-Voting Common Stock, par value $.01 per share, of which as of the date hereof, 2,402,784 shares are issued and outstanding. The authorized capital stock of TPMC consists solely of 2,000,000 shares of common stock, $.01 par value per share, of which 975,000 shares are issued and outstanding and owned by SCL. The authorized capital stock of Catnaz consists solely of 1,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding and owned by SCL. All of the membership interests of SecureWater are owned by SCL. The authorized capital stock of International consists solely of 5,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and owned by SCL. As of the date hereof, all of the membership interests of FAC are owned by SCL. The ownership of SCL on a fully-diluted basis is set forth on Schedule 2.4. All of the Shares issued and outstanding as of the date hereof are, and all of the Shares to be issued prior to the Closing pursuant to the Options will be, validly issued, fully paid and nonassessable and issued free and clear of preemptive or similar rights. As of the Closing, the Shares will constitute all of the issued and outstanding capital stock of the

Company, assuming all of the Options are exercised or terminated. Except for the Options set forth on Schedule 2.4, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating any Company, the Stockholders or any other person or entity to issue or sell any securities or ownership interests in any Company. Except as set forth on Schedule 2.4, there are no shareholders' agreements, voting agreements, voting trusts or similar agreements binding on any stockholder's interests in any Company or applicable to any Company's shares of capital stock, including the Shares. All of the outstanding securities of the Companies have been offered and sold in compliance with all applicable securities laws, rules and regulations.

         2.5 Title to the Shares. The Stockholders own the Shares of record and beneficially free and clear of any liabilities, obligations, liens, pledges, claims, spousal interests (community or otherwise), security interests, assignment of rights or interests, encumbrances or contingencies of any nature (collectively, "Liens"). Upon the sale of the Shares to PSGS at the Closing, PSGS will acquire the entire legal and beneficial interest in all of the Shares and all other ownership interests in SCL free and clear of any Liens.

         2.6      Title to Assets.

                  (a) Set forth in Schedule 2.6(a) is a complete list (including the street address, where applicable) of (i) all real property owned by the Companies and (ii) all real property leased by the Companies (collectively, the "Real Property"). SCL has provided Buyers with a list of each asset owned by or used in the business of any Company having a book or market value in excess of $10,000 (together with the Real Property, the "Material Assets") and such list is included in Schedule 2.6(a).

                  (b) Each Company has good and marketable title to all of the Material Assets it owns and holds a valid leasehold interest in or valid right to use all of its other assets that are included within the Material Assets. All of the Companies' assets (including their rights under the Material Agreements, Government Contracts and Government Subcontracts) are free and clear of any Liens, other than the Liens described in Schedule 2.6(b). Any Liens on the Companies' assets to remain after the Closing are specifically identified on Schedule 2.6(b).

                  (c) To Sellers' Knowledge (as defined in Section 7.11), the Real Property is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Companies. To Sellers' Knowledge, improvements included in the Material Assets were constructed in compliance in all material respects with, and remain in compliance in all material respects with, all applicable laws, statutes, regulations, codes, covenants, conditions, and restrictions affecting the Real Property. There are no actions pending or, to Sellers' Knowledge, threatened that would alter the current zoning classification of the Real Property or alter any applicable laws, codes, covenants, conditions, or restrictions, except such actions as could not reasonably be expected to materially and adversely affect the current use of the Real Property. No Principal Stockholder or any Company has received notice from any insurance company or Governmental Body (as defined in Section 2.9) of any material defects or inadequacies in the Real Property or the improvements thereon that would materially and adversely affect the insurability or use of the Real Property or prevent the issuance of new insurance policies thereon at rates comparable to the Companies' present rates. To Sellers' Knowledge, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property.

                  (d) Schedule 2.6(d) identifies by description or inventory number equipment or fixtures loaned, bailed or otherwise furnished to or held by any Company by or on behalf of any Governmental Body.

                  (e) The Companies' secure facilities have lease expiration dates that extend through the term of the applicable Government Contracts and Government Subcontracts to which they relate.

         2.7 Sufficiency of Assets. The Material Assets are sufficient in all material respects to carry on the business of the Companies as now conducted after the Closing. The Material Assets are in good condition and repair, ordinary wear and tear excepted, and where applicable, are in good working order and have been properly and regularly maintained in all material respects. The Companies maintain policies of insurance issued by insurers of recognized standing in the industry insuring the Companies, their business and the Material Assets, which policies are described on Schedule 2.7.

         2.8 No Violation. Except as described in Schedule 2.8, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated by the Seller Documents, including without limitation the sale of the Shares to PSGS, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under (or an event that with notice or lapse of time or both could constitute a breach or default), or result in the creation of any Lien on the Shares or any Material Assets or any dissenters or similar rights pursuant to, or relieve any third party of any obligation to any Company, or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Government Contract or Government Subcontract, Material Agreement, Permit (as defined in
Section 2.17) or material law to which any Company is a party or by which any Company or any Material Asset is in any way bound or obligated. No Seller or any other individual, corporation, partnership, Governmental Body or other entity (a "Person") having colorable authority to bind any Company or to enter into any obligation with respect to any Company or its assets has entered into any agreement, arrangement or understanding that purports to grant to any Person any right to approve of, or consent to any transaction contemplated by this Agreement or that alters or accelerates any material obligation of any Company or adversely affects the Shares or any Material Assets upon the consummation of the transactions contemplated by this Agreement.

         2.9 Governmental Consents. Except as set forth in Schedule 2.9 and as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental or quasi-governmental agency, authority, commission, board, or other body (collectively, a "Governmental Body") is required on the part of any Stockholder or Company in connection with the sale of the Shares to PSGS or any of the other transactions contemplated by the Seller Documents.

         2.10 Financial Statements. Attached as Schedule 2.10(a) are true and complete copies of (a) the unaudited consolidated balance sheet of SCL (the "Latest Balance Sheet") as of November 30, 2002 (the "Latest Balance Sheet Date") and the related unaudited consolidated statements of income for the 11 months then ended, (b) the audited consolidated balance sheets of SCL as of December 31, 1999, December 31, 2000, and December 31, 2001 and the related consolidated audited statements of income and cash flows for the fiscal years then ended (clauses (a) and (b) are collectively, the "Financial Statements"), and (c) the trial balances for each Financial Statement and a list of any adjustments therefrom to derive the financial results reflected in the Financial Statements. The Financial Statements present fairly the consolidated financial condition of SCL at the dates specified and the results of its consolidated operations for the periods specified and have been prepared in accordance with GAAP, consistently applied, subject in the case of the unaudited statements to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which are not material individually or in the aggregate. The Financial Statements do not contain any items of a special or nonrecurring nature in amount in excess of $50,000, except as expressly stated in the Financial Statements or as set forth on Schedule 2.10(b). The Financial Statements have been prepared from the books and records of the Companies, which accurately and fairly reflect the transactions of, acquisitions, and dispositions of assets by, and incurrence of liabilities by the Companies. Except as set forth on Schedule 2.10(c), the expense items contained in all of the Financial Statements that are material to the calculation of Gross Profit have been consistently accumulated, compiled, recorded, and classified (including any reclassification from any audit or consolidation involved in the preparation of the Financial Statements) from the trial balance level through the financial results reflected in the Financial Statements.

         2.11 Limitation on Liabilities; Absence of Undisclosed Liabilities. The Companies have no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), except for (a) Liabilities set forth on the Latest Balance Sheet, (b) trade payables and other expenses incurred in the Ordinary Course of Business (as defined below) after the Latest Balance Sheet Date, (c) the Liabilities described on Schedule 2.11, (d) the Performance Bonus and the Seller Transaction Costs and (e) obligations incurred in the Ordinary Course of Business under Material Agreements and under other immaterial agreements entered into by a Company in the Ordinary Course of Business that are not required by GAAP to be reflected on SCL's consolidated balance sheet. For purposes of this Agreement, "Ordinary Course of Business" means the ordinary course of business of the Companies, consistent with past practice, of an amount and type that were ordinarily incurred in past periods, and if required by GAAP, fully reflected in the Financial Statements, and does not include the incurrence of any Liability that results from any breach or default (or event that with notice or lapse of time would constitute a breach or default) by any Company under any agreement binding on it.

         2.12 Subsidiaries and Investments. Except for SCL's 100% ownership of each of TPMC, Catnaz, SecureWater, International and as of the date hereof, FAC, no Company owns or holds any direct or indirect equity or debt interest or any form of ownership interest in any other Person or any option to acquire any such interest. Prior to the Closing Date, SCL will sell all of the membership interests of FAC to an entity controlled by the Principal Stockholders for an aggregate consideration of $500. Such sale will be without recourse and no Company will have any obligations or Liabilities with respect to FAC thereafter.

         2.13 Absence of Material Adverse Change. Since the Latest Balance Sheet Date, except as specifically contemplated by this Agreement or as set forth on Schedule 2.13, there has not been (a) any change in the condition (financial or otherwise), results of operations, business, assets, or Liabilities of the Companies or with respect to the manner in which the Companies conduct their business or operations that could reasonably be expected to result in a Company Material Adverse Effect; (b) any declaration, setting aside, or payment of any dividends or distributions in respect of any securities of the Companies or any redemption, purchase, or other acquisition by the Companies of any of their securities; (c) any payment or transfer of assets (including without limitation any distribution or any repayment of indebtedness) to or for the benefit of any security holder of the Companies other than compensation and expense reimbursement to employees in the Ordinary Course of Business; (d) any revaluation by the Companies of any of their assets, including, without limitation, the writing down or off of notes or accounts receivable, other than in the Ordinary Course of Business; (e) any entry by any Company into any commitment or transaction material to any Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $25,000, individually or in the aggregate; (f) any increase in Debt;
(g) any breach or default (or event that with notice or lapse of time could constitute a breach or default), termination, or threatened termination under any Material Agreement by any Company, or, to Sellers' Knowledge, by any third party; (h) any change by the Companies in their accounting methods, principles, or practices; (i) except for the Performance Bonus, any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other employee benefit plan, or any increase in the compensation payable or to become payable to members of the Board of Directors ("Board Members"), officers, employees or consultants of any Company; (j) the termination of employment (whether voluntary or involuntary) of any employee of any Company at the officer or director level or the termination of employment (whether voluntary of involuntary) of employees of any Company materially in excess of historical attrition in personnel; (k) any material theft, condemnation, or eminent domain proceeding or any material damage, destruction, or casualty loss occurring at any Company that was in excess of $50,000 and was not adequately covered by insurance; (l) any sale, assignment, or transfer of any Material Asset, except sales in the Ordinary Course of Business; (m) any waiver by any Company or any Stockholder of any material rights related to any Company's business, operations, or assets; (n) any other transaction, agreement or commitment entered into or affecting the Companies' business, operations, or assets, except in the Ordinary Course of Business; or (o) any agreement or understanding to do or resulting in any of the foregoing.

         2.14     Taxes.

                  (a) Except as set forth on Schedule 2.14, (1) all required federal, state, local, and other Tax (as defined in subsection
         (b) below) returns, notices, and reports (including without limitation income, property, sales, use, franchise, withholding, social security, and unemployment Tax returns) required to have been filed by any Company have been accurately prepared and duly filed; (2) all Taxes required to have been paid with respect to the periods covered by any such returns have been paid, except for amounts subject to good faith dispute that are being diligently contested in appropriate proceedings and for which adequate reserves have been established; (3) no Tax deficiency has been proposed or assessed against any Company; (4) no Company has executed any waiver of any statute of limitations on the assessment or collection of any Tax which waiver has continuing effect;
         (5) no Tax audit, action, suit, proceeding, investigation, or claim is now pending or, to Sellers' Knowledge, threatened against any Company, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any Company's Tax returns or reports; (6) the Companies have withheld or collected from each payment made to each of their employees, contractors, creditors, stockholders or any third party the full amount of all Taxes required to have been withheld or collected therefrom and have paid all such amounts that are required to have been paid to the proper Tax receiving officers or authorized depositaries; (7) no claim has ever been made by an authority in a jurisdiction where any Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (8) there are no Liens on any assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax required to have been paid; (9) no Company has filed a consent under Code Section 341(f) concerning collapsible corporations; (10) no Company (A) has made any payments in connection with the transactions contemplated by this Agreement or in connection with any prior transactions the deduction of which would be disallowed under Code
         Section 280G, or (B) is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments in connection with the transactions contemplated by this Agreement the deduction of which would be disallowed under Code
         Section 280G; (11) no Company is a party to any Tax allocation or sharing agreement relating to Taxes imposed on a consolidated, combined, unitary or similar basis on members of a group of entities that include any Company; (12) no Company (x) has been a member of an affiliated group filing a consolidated federal income Tax return or (y) has liability for the Taxes of any Person under Reg. Section 1.1502-6

         (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (13) no Company will be required to include any item of income in (or with respect to clause (ii) below, exclude any item of deduction from) taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting agreed to by the Companies on or before the Closing Date or required to be made for a taxable period ending on or prior to the Closing Date under Code
         Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

                  (b) As used in this Agreement, "Tax" or "Taxes" means any and all taxes, and all charges, fees, levies, assessments, duties, or other amounts of a similar character payable to any federal, state, local, or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, gift and gains taxes; (ii) customs, duties, imposts, charges, levies, or other similar tax assessments of any kind; and (iii) interest, penalties, and additions to Tax imposed with respect thereto.

         2.15 Litigation. Except as described in Schedule 2.15, there are no pending or, to Sellers' Knowledge, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person against or relating to any Company or any Company's Board Members, officers, employees, agents, or affiliates (in their capacities as such) that, in any such case, could reasonably be expected to have a Company Material Adverse Effect, or to which any of the Shares are subject or relating to the transactions contemplated by this Agreement or the consummation thereof, nor, to Sellers' Knowledge, is there any basis therefore. No Company is subject to or bound by any currently existing judgment, order, writ, injunction, or decree.

         2.16 Compliance with Laws. The Companies are currently complying in all material respects with, and have at all times complied in all material respects with, each applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Body, including without limitation, all federal, state, and local laws relating to zoning and land use, occupational health and safety, product quality and safety and employment and labor matters (collectively, "Laws").

         2.17 Permits. The Companies own or possess all right, title and interest in all material permits, licenses, authorizations, approvals, quality certifications, franchises, or rights issued by any Governmental Body necessary to conduct their business as currently conducted (collectively, "Permits"). Each Permit is listed on Schedule 2.17. No loss or expiration of any Permit on Schedule 2.17 will result from the transactions contemplated by this Agreement and no loss or expiration of any Permit on
Schedule 2.17 is otherwise, pending or, to Sellers' Knowledge, threatened other than the expiration of such Permits in accordance with their terms that may be renewed in the Ordinary Course of Business without lapsing.

         2.18     Environmental Matters.

                  (a) Without limiting the generality of the other representations and warranties set forth in this Article II, except as described in Schedule 2.18, (i) the Companies have conducted their business in compliance in all material respects with all applicable Environmental Laws (as defined in subsection (b) below), including without limitation by having all Permits required under any Environmental Laws for the operation of the Companies' business; (ii) to Sellers' Knowledge, no Hazardous Substances (as defined in subsection (c) below) are present on any Real Property; (iii) no Principal Stockholder or Company has received any notices, demand letters, or requests for information from any Governmental Body or other Person indicating that any Company is or may be in violation of, or liable under, any Environmental Law; (iv) no reports have been filed, or are required to be filed, by (or relating to) any Company concerning any Hazardous Substance or any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported by or on behalf of any Company to or from any Real Property or as a result of any activity of any Company; (vi) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or for or which are in the possession of any Principal Stockholder or Company relating to the activities of any Company or any of the Real Property; (vii) to Sellers' Knowledge, there are no underground storage tanks on, in, or under any of the Real Property, and to Sellers' Knowledge, no underground storage tanks have been closed or removed from any of the Real Property; (viii) to Sellers' Knowledge, there is no asbestos present in any of the Real Property, and to Sellers' Knowledge, no asbestos has been removed from any of the Real Property; (ix) no Company nor any Material Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment, or claim asserted or arising under any Environmental Law; (x) to Sellers' Knowledge, no Hazardous Substance is present and there are no violations of any Environmental Laws involving property adjacent to the Real Property and (xi) no Company nor anyone to Sellers' Knowledge has used any of the Material Assets or any other assets or premises of any Company for the handling, treatment, storage or disposal of any Hazardous Substances.

                  (b) As used in this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Permit, order, judgment, decree, requirement, or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment,

         (ii) the use, storage, generation, transportation, processing, production, release, or disposal of Hazardous Substances, or (iii) the protection or preservation of public health, in each case as amended and in effect on the Closing Date.

                  (c) As used in this Agreement, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation, lead, or polychlorinated biphenyls.

         2.19     Employee Matters.

                  (a) Set forth on Schedule 2.19(a) is a complete list of all current regular, full-time and/or permanent employees of each Company, including date of employment, current title, compensation, and date and amount of last increase in compensation. No Company has any collective bargaining, union, or labor agreements, contracts, or other arrangements with any group of employees, labor union, or employee representative and there is no organization effort currently being made or, to Sellers' Knowledge, threatened by or on behalf of any labor union with respect to employees of any Company. No Company has experienced in the prior two years, and, to Sellers' Knowledge, there is no basis for, any strike, material labor trouble, work stoppage, slow down, or other interference with or impairment of the business of any Company. To Sellers' Knowledge, no employee of any Company is subject to any agreement or obligation that restricts or limits his or her ability to devote his or her full talents and efforts to the Companies after the Closing.

                  (b) Except as listed in Schedule 2.19(b), no Company is subject to any currently pending or to Sellers' Knowledge, threatened, material claims, charges, demands or suits arising under or based upon wages, commissions or benefits owed; covenants of fair dealing and good faith; material claims for torts, including but not limited to defamation, intentional infliction of emotional distress, negligence and any other wrongful conduct; material claims for wrongful discharge or retaliation, material claims under the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1873, the Family Medical Leave Act of 1993, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act ("ERISA"), the Fair Labor Standards Act of 1938, or the Consolidated Omnibus Budget Reconciliation Act of 1988 ("COBRA"). No Company is the subject of any currently ongoing or to Sellers' Knowledge, threatened investigations or audits by any Governmental Body for employment-related violations, including any investigations or audits by or on behalf of the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Internal Revenue Service, Department of Labor or any analogous Governmental Body. To Sellers' Knowledge, there is no basis for any material claims, lawsuits, charges or investigations described in this subsection (b).

                  (c) The Companies are currently complying in all material respects with and have at all times complied in all material respects with all applicable employment-related Laws. SCL has delivered to Buyers any and all documents required to be kept by the Companies pursuant to any Laws governing employment, including EEO-1 statements, resumes, applications, employee handbooks, personnel files, I-9 forms and employee medical records.

                  (d) Set forth on Schedule 2.19(d) is (i) a complete list of all current regular, full time and/or permanent employees of each Company that hold security clearances other than top secret, indicating the type of security clearance held by each employee, and (ii) the aggregate number of current regular, full time and/or permanent employees that hold security clearances of top secret or higher. Each Company has a sufficient number of employees with appropriate security clearances to satisfy such Company's current and, to Sellers' Knowledge, expected obligations under its Government Contracts and Government Subcontracts.

         2.20     Employee Benefit Plans.

                  (a) Set forth in Schedule 2.20(a)(i) is a complete list of all "employee benefit plans" (as defined in ERISA), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto, which (i) is maintained or contributed to by any Company, or with respect to which any Company has or may have any liability or (ii) provides benefits, or describes policies or procedures applicable, to any Board Member, former Board Member, consultant, former consultant, officer, employee, former officer, or former employee of any Company, or the dependents of any of the foregoing, regardless of whether funded (collectively, the "Employee Plans"). Except as set forth in the Latest Balance Sheet, no Company has liability for accrued employee leave for vacation, sick leave, urgent business, or other reasons. No written or oral representations have been made to any employee or former employee of any Company promising or guaranteeing any Company payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year

         (except to the extent of coverage required under COBRA or applicable state law). Except for the Performance Bonus or as set forth on
         Schedule 2.20(a)(ii), the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including bonuses) due to, any Board Member, officer, director, consultant or employee, (in each case, current or former) of any Company.

                  (b) Except as disclosed on Schedule 2.20(b), with respect to each "employee benefit plan" (as defined in ERISA) maintained or contributed to, currently or in the past by any Company or any ERISA Affiliate (as defined below), or with respect to which any Company or any ERISA Affiliate has liability (collectively, the "Controlled Group Plans"):

                           (i) there are no unfunded liabilities existing under any Controlled Group Plan, and each Controlled Group Plan could be terminated as of the Closing Date with no liability to either Buyer, any Company or any ERISA Affiliate;

                           (ii) there is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) or a multiemployer plan (as defined in Section 3(37) of ERISA); and

                           (iii) each such Controlled Group Plan has been operated in compliance in all material respects with ERISA, applicable tax qualification requirements, and all other applicable laws.

         As used in this Agreement, "ERISA Affiliate" means the Companies and each Person or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with any Company pursuant to section 414 of the Code or section 4001 of ERISA.

                  (c) With respect to each Employee Plan, SCL has delivered to Buyers a true, correct, and complete copy of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the three most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts, or other funding agreements that implement such Employee Plan; and (v) all other documents, records, or other materials related thereto requested by Buyers.

                  (d) No Company, ERISA Affiliate nor any plan fiduciary of any Employee Plan has engaged in any transaction in violation of
         Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code section 4975(c)(1)) that would subject any Company or any Buyer to any taxes, penalties, or other liabilities resulting from such transaction.

                  (e) Except for routine claims for benefits arising in the Ordinary Course of Business which are, to Sellers' Knowledge, consistent with historical levels, there are no actions, suits, claims, audits, or investigations pending or to Sellers' Knowledge, threatened against, or with respect to, any of the Employee Plans or their assets; and all contributions required to be made to the Employee Plans have been made timely.

2.21     Government Contracts and Subcontracts.

                  (a) Schedule 2.21(a) lists each contract currently in force, and each outstanding bid or proposal with respect to a contract between any Company and any Governmental Body (a "Government Contract"), and each contract currently in force, and each outstanding bid or proposal with respect to a subcontract between any Company and a third party relating to a contract between such third party and any Governmental Body (a "Government Subcontract"). SCL has provided Buyers with access to copies of, or written summaries of the non-classified terms of, each Government Contract or Government Subcontract. Each Government Contract and Government Subcontract which any Company received because of its Section 8(a) status (the "Section 8(a) Contracts") or small business size status, and which specifically identifies any Company as having such status, is identified as such on
         Schedule 2.21(a).

                  (b) With respect to each Government Contract or Government Subcontract, (i) each Company party thereto has complied in all material respects with all terms and conditions of such contracts, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein (including, without limitation, compliance with the requirements of the Service Contract Act and payment of any required contract fees, industrial funding fees, revenue sharing fees or other fees), except to the extent any such terms and conditions were waived in writing by an authorized contracting officer of the Government Body, (ii) all information, data, representations, statements and certifications as submitted or provided to any Governmental Body by any Company relative to any Government Contract or Government Subcontract were current, complete and accurate in all material respects as of the date submitted by such Company (including invoices, claims or other requests for payments and any certification regarding procurement integrity), (iii) there exists no material breach or default (or event with notice or lapse of time would constitute a material breach or default) on the part of any Company and no Governmental Body or prime contractor, subcontractor or other Person has notified any Company that any Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such contract, (iv) no Company has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice with respect to any such contract, (v) no cost incurred by any Company pertaining to any such contract has, to Sellers' Knowledge, been challenged or questioned, nor is any such cost the subject of any audit or investigation, other than periodic audits and reviews in the Ordinary Course of Business, or has been disallowed by any Governmental Body, (vi) no payment due to any Company pertaining to any such contract has been withheld (except to the extent such withholding is in the Ordinary Course of Business) or set off, nor has any written claim been made to withhold or set off money, (vii) no bid or proposal (or a series of related bids or proposals) was bid knowing that when accepted it would result in a loss, and (viii) the Companies have complied with the Limitation of Costs and Limitation of Funds clauses as required by FAR part 52.

                  (c) Except for audits and reviews in the Ordinary Course of Business by a Governmental Body, no Company nor any of its Board Members, officers, agents or employees has been under administrative, civil or criminal investigation or indictment or audit by any Governmental Body with respect to any alleged act, irregularity, misstatement or omission arising under or relating to any contract with a Governmental Body. No material liability will result from audits of any Company by the Defense Contract Audit Agency or other cognizant agency for the years subject to audit. No Company nor any of its Board Members, officers, agents or employees has paid any fines, penalties, restitution or settlements to any Governmental Body with respect to any violation or alleged violation arising under or relating to any Government Contract or Government Subcontract. No Company has conducted any internal investigation in connection with which such Company nor to Sellers' Knowledge, have any Company's Board Members, officers, or employees engaged any outside legal counsel, auditor, accountant or investigator, or made any disclosure to any Governmental Body or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of law or regulation with respect to any Government Contract or Government Subcontract.

                  (d) No Company has been debarred or suspended from participation in the award of contracts with any Governmental Body (excluding for this purpose ineligibility to bid on certain contracts due to Section 8(a), small business or hub zone status requirements) and to Sellers' Knowledge, no such action has been threatened or commenced. To Sellers' Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility (excluding ineligibility to bid on contracts due to Section 8(a), small business or hub zone status requirements) on the part of any Company, or any of its Board Members, officers or employees. Each Company is a responsible contractor with a satisfactory record of integrity and business ethics.

                  (e) Each Company is in compliance with all national security obligations applicable to it. Each Company maintains any required security clearances needed to perform any classified contracts to which it is a party. Each Company has filed, to the extent required by applicable Laws, an Affirmative Action plan and all compliance reports associated with that plan and has made a good faith effort to implement the policies set forth in the plan. No Company nor to Sellers' Knowledge, any of its Board Members, officers, agents or employees has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Body (regardless of the branch of government), including (not limited to) the so-called "revolving door" restrictions set forth at 18 U.S.C. Section 207. Each Company has made representations and certifications to the federal government in accordance with FAR 52.212-3.

                  (f) The Companies maintain systems of internal controls (including, but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance in all material respects with all requirements of all of the Government Contracts and Government Subcontracts and applicable United States Laws and regulations. Set forth on Schedule 2.21(f) are summaries of the Cost Accounting Standards, 48 C.F.R. Part 99, currently applicable to each Company and to Sellers' Knowledge any such revised accounting standards that will be applicable to each Company within the next 12 months (including as a result of the transactions contemplated hereby), and a summary of the implementation plan and status thereof pertaining to such revised accounting standards, if any. No Company has ever been and, no Company is now subject to full and/or modified cost accounting standards coverage. The cost accounting, estimating, property and procurement systems relating to any Government Contract or Government Subcontract are in compliance in all material respects with applicable Laws and contract provisions, including any applicable cost principles and applicable cost accounting standards. Such compliance includes, but is not limited to, the following: (i) assumptions underlying the recognition of revenue under the percentage of completion method on fixed price contracts are considered reasonable and all forward losses, if any, have been properly accounted for in the period that they have become known; (ii) income and expense recognition practices used to record income and expenses associated with contracts with the federal government and/or that are being paid for with federal funds are consistent with contract terms and, if applicable, with federal regulatory requirements and the cost accounting standards; (iii) incentives recognized in financial statements from contract incentive clauses of Government Contracts and Government Subcontracts have been calculated consistent with the contract terms and the provisions of relevant federal regulations; (iv) for Government Contracts and Government Subcontracts funded with federal funds, estimates have been made consistent with terms contained in the contract and, to the extent applicable, on a basis consistent with federal regulations; and (v) all revenue has been recognized within funding limitations/provisions within the contract. Except as set forth on Schedule 2.21(f), none of the Government Contracts or Government Subcontracts has a currently incurred or currently projected cost overrun. To Sellers' Knowledge, there have been no material delivery or performance issues or significant problems on the part of any Company under any Government Contract or Government Subcontract.

                  (g) Except as set forth on Schedule 2.21(g), the entering into of the Seller Documents and the consummation of the transactions contemplated by the Seller Documents, without notice to or consent or approval of any Governmental Body or other Person, will not constitute a breach of, violation of, or default under any provision of any Government Contract or Government Subcontract or will not give rise to a right to terminate any Government Contract or Government Subcontract. Except as set forth on Schedule 2.21(g), to Sellers' Actual Knowledge (as defined in Section 7.11), no Governmental Body intends to alter its relationship with any Company as a result of or in connection with the transactions contemplated by the Seller Documents. Except as set forth on Schedule 2.21(g), to Sellers' Actual Knowledge, none of the Companies' expected revenue, sales or orders will be lost, and the Companies' customer relations will not be damaged, as a result of the Buyer continuing the operations of the Companies as entities that do not qualify as a small business concern or for Section 8(a) or other special status.

                  (h) Except as set forth on Schedule 2.21(h), no Company has been and no Company is now involved in a qui tam Whistleblower action involving any Company or any of its Board Members, officers, agents or employees. No Company has now, nor after the Closing will have, any Liability with respect to the action described on Schedule 2.21(h).

                  (i) Each Company has obtained the insurance coverage required by contract where such insurance coverage requirements were set forth in individual Government Contracts or Government Subcontracts.

                  (j) All completed contracts or task orders of any Company with any Governmental Body and all completed subcontracts of any Company and a third party relating to a contract between such third party and a Governmental Body were completed in all material respects in accordance with the terms thereof and accepted by the customer. No Company has pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract or Government Subcontract, and to Sellers' Knowledge, there are no claims or anticipated claims against any Company by any Governmental Body with respect to any Government Contract or Government Subcontract.

                  (k) Schedule 2.21(k) sets forth all written warranties provided by the Companies. Except for claims in the Ordinary Course of Business, which are not material individually or in the aggregate, no warranty claims are pending or, to Sellers' Knowledge, threatened, nor to Sellers' Knowledge, is there any reasonable basis for any such claim.

         2.22     Material Agreements.

                  (a) Schedule 2.22(a) lists each agreement, arrangement and understanding (whether written or oral and including all amendments thereto) relating to the business of the Companies to which any Company is a party or a beneficiary or by which any Company or any Material Asset is bound that is material to any Company's current or proposed operations, excluding Government Contracts and Government Subcontracts (collectively, the "Material Agreements"), including without limitation the following: (i) agreements, pursuant to which any Company sells or distributes any products or services or that are otherwise material to any Company's current or proposed operations; (ii) real estate leases;
         (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which any Company is, directly or indirectly, liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment, or other Material Assets having an aggregate value in excess of $25,000; (v) agreements pursuant to which any Company is entitled or obligated to acquire any capital assets from a third party; (vi) insurance policies, including account numbers for State Workers' Compensation Insurance; (vii) employment, consulting, non-competition, separation, collective bargaining, union, or labor agreements or arrangements; (viii) agreements with or for the benefit of any Stockholder, Board Member, officer, employee, or consultant (or any Person that, to Sellers' Knowledge, claims or has any basis to claim any rights as such) of any Company or any affiliate or immediate family member of the foregoing;
         (ix) supply agreements or arrangements pursuant to which any Company is entitled or obligated to acquire any assets from a third party having an aggregate value in excess of $25,000; (x) any partnership, joint venture, consortium, or other similar arrangements or agreements; (xi) noncompetition, confidentiality and non-disclosure agreements to which any Company is a party or a beneficiary; and (xii) any other agreement pursuant to which any Company could be required to make or entitled to receive aggregate payments or other aggregate value in excess of $25,000.

                  (b) Except as set forth in Schedule 2.22(b), the entering into of the Seller Documents and the consummation of the transactions contemplated by the Seller Documents, without notice to or consent or approval of any Governmental Body or other Person, will not constitute a breach of, violation of, or default under any provision of any Material Agreement.

                  (c) Schedule 2.22(c) identifies any Material Agreements that will be terminated or expire in accordance with its scheduled termination date at or prior to the Closing.

                  (d) SCL has delivered or made available to Buyers a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in Schedule 2.22(d), (i) each Material Agreement is valid, binding, and in full force and effect and enforceable against the applicable Company and, to Sellers' Knowledge, the other parties thereto in accordance with its terms; (ii) each Company has performed all of its material obligations under each of its Material Agreements, and there exists no material breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of any Company or, to Sellers' Knowledge, on the part of any other party under any Material Agreement; (iii) there has been no termination (whether for default, or otherwise), investigation, notice of default, or, to Sellers' Actual Knowledge, any threatened termination or investigation or basis for any termination or investigation under any Material Agreement; (iv) no party (including any Company) has terminated, cancelled or waived any material term or condition of any Material Agreement and (v) to Sellers' Actual Knowledge, no party to a Material Agreement intends to alter its relationship with any Company as a result of or in connection with the transactions contemplated by the Seller Documents or has been threatened with bankruptcy or insolvency.

         2.23 Customers. Set forth on Schedule 2.23 is a complete list of each Company's customers by task order during the fiscal year ended December 31, 2001 and during the 11 months ended November 30, 2002 indicating the amount of revenues attributable to each customer during each period. No such customer listed by task order that accounted for more than $200,000 in revenues for either of such periods (each, a "Material Customer") has threatened any Principal Stockholder or officer of any Company to, or notified any Principal Stockholder or Company of any intention to, terminate its relationship with such Company prior to a scheduled termination date or materially alter its relationship with such Company, and there has been no material dispute with a Material Customer since January 1, 2001.

         2.24     Intellectual Property Rights.

                  (a) Set forth on Schedule 2.24(a) are all the worldwide intangible legal rights or interests evidenced by or embodied in (i) any idea, design, concept, method, process, technique, apparatus, Software (as defined in subsection (j) below), invention, discovery, or improvement, including any patents, patent applications, trade secrets, and know-how; (ii) any work of authorship, including any copyrights, industrial designs, mask works or moral rights; (iii) any trademarks, trade names, service marks, trade designations, trade dress and associated goodwill; and (iv) any other proprietary technology or materials in which similar rights exist, in each case that are material to and used in the operations of any Company (clauses (i) through (iv) are collectively, the "Intellectual Property").

                  (b) Except for commercial off-the-shelf software products, set forth on Schedule 2.24(b) is all Intellectual Property that is used by any Company pursuant to a written license from a third party (e.g., third party Software). The Companies have valid licenses or other valid rights for all commercial off-the-shelf software products used by the Companies. If any third-party Intellectual Property is used without a written license, a description of such Intellectual Property and the reason that a written license does not exist is set forth on Schedule 2.24(b).

                  (c) Set forth on Schedule 2.24(c) is all Intellectual Property that is proprietary to any Company and is licensed in writing by such Company to a third party. If, to Sellers' Knowledge, a third party uses or has access to Intellectual Property without a written license, a description of such Intellectual Property and the reason that a written license does not exist is set forth on Schedule 2.24(c).

                  (d) The Companies own, or hold valid licenses to, all Intellectual Property required to conduct their business as currently conducted, including all Intellectual Property described on Schedule 2.24(a) and Schedule 2.24(b).

                  (e) All Software, systems, designs, schematics, algorithms, architecture or other materials developed by any independent contractors on behalf of any Company are owned by such Company, and all Software, systems, designs, schematics, algorithms, architecture or other materials developed by any employee of a Company and used by such Company was developed within such employee's scope of work at such Company.

                  (f) The Companies do not own any proprietary Software programs.

                  (g) All applicable maintenance fees, royalties, honoraria, development fees or other fees with respect to the use and/or ownership of the Intellectual Property by any Company have been paid in full.

                  (h) The existence or use of the Intellectual Property by any Company and the operation of any Company does not infringe on the rights of any Person and to Sellers' Knowledge, no Person is infringing on the Intellectual Property owned by any Company. The Companies have taken commercially reasonable steps to ensure the continued proprietary nature of the Intellectual Property of each Company and nothing has transpired that would compromise or call into question that proprietary nature.

                  (i) No Governmental Body has obtained by contract or otherwise, rights in the Intellectual Property that will affect the commercial value thereof. Any rights of a Governmental Body in the Intellectual Property are described on Schedule 2.24(i).

                  (j) As used in this Agreement, "Software" means computer software programs together with the source code, object code, executable code, routines, algorithms, class files, object files and other program listings, user manuals, technical manuals and supporting material, and other printed and electronic information.

         2.25 Competing Interests. Except for the ownership of less than one percent of the capital stock or other securities of one or more public companies and as set forth on Schedule 2.25, no Principal Stockholder nor any Board Member or officer of any Company nor, to Sellers' Knowledge, any immediate family member of any of the foregoing
(a) owns, directly or indirectly, an interest in any Person that is a competitor, customer, or supplier of any Company or that otherwise has material business dealings with any Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to any Company under, any Material Agreement or other business relationship or arrangement.

         2.26 Accounts Receivable. All accounts receivable reflected on the Latest Balance Sheet and all accounts receivable arising since the Latest Balance Sheet Date constitute bona fide, valid, binding and to Sellers' Knowledge, collectible claims (net of reserves set forth on the Latest Balance Sheet) arising in the Ordinary Course of Business out of arms length transactions with third parties unrelated to any Principal Stockholder or Company. To Sellers' Knowledge, there is no circumstance or condition (including the transactions contemplated by this Agreement), which after the Closing would result in an increase in uncollectible accounts receivables or pattern materially inconsistent with historical experience with regards to the collection of uncollectible or doubtful accounts.

         2.27 Exclusivity. Since November 5, 2002, no Seller has initiated, solicited, or encouraged (including by way of furnishing information or assistance), or taken any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined in Section 4.11), or entered into discussions or negotiate with any Person in furtherance of such inquiries, or endorsed or agreed to endorse any Competing Transaction, or authorized or permitted any of the officers, directors, managers or employees of any Company or any investment banker, financial advisor, attorney, accountant, or other representative retained by a Seller or any of their affiliates, to take any such action.

         2.28 Regulated Payments. No Principal Stockholder, Board Member, officer, agent or employee of any Company, or, to Sellers' Knowledge, any affiliate or immediate family member of any of the foregoing has (a) used any funds of any Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) violated any applicable procurement laws or regulations, or (d) made any other unlawful gift, contribution or payment.

         2.29 Interested Party Transactions. Since the Latest Balance Sheet Date, except as set forth on Schedule 2.29, there have not been any business dealings or transactions between any Company and any Stockholder or any affiliate or family member of any Stockholder, other than transactions between the Companies, as employer, and such Person, as employee, in the usual, regular and Ordinary Course of Business.

         2.30 No Misrepresentations. In connection with the acquisition of the Shares, no Principal Stockholder nor SCL has made any untrue statement of a material fact or knowingly omitted any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

         PSC and PSGS, jointly and severally, represent and warrant to Sellers as follows:

         3.1 Organization. PSC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. PSGS is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

         3.2 Authority. Each Buyer has all requisite power and authority to execute, deliver, and perform under this Agreement and the other agreements, documents, certificates, and instruments to be executed by Buyers in connection with or pursuant to this Agreement (together with this Agreement, the "Buyer Documents"). The execution, delivery, and performance by each Buyer of each Buyer Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of each Buyer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by PSC and PSGS, to the extent each is a party thereto. This Agreement is, and upon execution and delivery, each of the other Buyer Documents will be, a legal, valid, and binding agreement of PSC and PSGS, as the case may be, enforceable against PSC and PSGS in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

         3.3 Stock Validity. The shares of PSC Common Stock that may be issued, in PSC's sole discretion, as payment for up to 70% of the aggregate amount of Contingent Payments, whether paid or earned and payable (the "PSC Shares") are duly authorized shares of PSC's Class A Common Stock, $.01 par value per share, have been duly authorized for issuance under this Agreement, and if and when issued as contemplated by this Agreement will be validly issued, fully paid and non-assessable and free of statutory preemptive rights with respect thereto. Upon issuance in accordance with this Agreement, the Stockholders will receive good and valid title to the PSC Shares free and clear of any Liens. The PSC Shares will be registered with the SEC and listed for trading on the Exchange as set forth in Section 4.14. All issued and outstanding shares of capital stock of PSGS are owned by PSC.

         3.4 No Violation. The execution, delivery, and performance of the Buyer Documents by Buyers will not conflict with or result in the breach of any term or provision of, or violate, or constitute a default under any charter provision, bylaw or regulation or under any material agreement, instrument, order, law, or regulation to which either of them is a party or by which either of them is in any way bound or obligated.

         3.5 Consents. Except as required by the HSR Act or State securities laws and the listing of the PSC Shares on the Exchange, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Body or any other Person is required on the part of either Buyer in connection with the transactions contemplated by the Seller Documents.

         3.6 Litigation. There are no pending or, to the knowledge of Buyers, threatened, lawsuits, administrative proceedings, arbitrations, reviews, or formal or informal complaints or investigations by any Person that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         3.7 Available Funds. PSGS has, and on the Closing Date and on any other date on which a portion of the Purchase Price is payable, will have, sufficient funds to enable it to consummate the transactions contemplated hereby.

         3.8 SEC Reports. There is available on SEC's EDGAR database a copy of each report, proxy statement or information statement filed by PSC since January 1, 1999, each in the form (including exhibits and any amendments thereto and all documents incorporated by reference therein) (collectively, the "SEC Documents") filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder, and none of the SEC Documents contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, under the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof. PSC is current in its filings with the SEC.

         3.9 Government Relations. To Buyers' Actual Knowledge (as defined in Section 7.11), there is no basis for the Environmental Protection Agency to terminate or cancel any Government Contract or Government Subcontract prior to such contracts' scheduled termination date as a result of PSC being a party to this Agreement, other than for termination or cancellation based on the Companies' not qualifying for Section 8(a) or small business status.

         3.10 No Misrepresentations. In connection with the acquisition of the Shares, no Buyer has made any untrue statement of a material fact or knowingly omitted any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS

         4.1 Conduct of Business. During the period commencing on the date of this Agreement and ending on the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms (the "Interim Period"), unless Buyers otherwise consent in writing, which consent will not be unreasonably delayed or withheld, and except as otherwise specifically contemplated by this Agreement or as set forth on Schedule 4.1, SCL will, and the Stockholders and SCL will cause the other Companies to, (a) operate in the Ordinary Course of Business and use commercially reasonable efforts to preserve the goodwill of the Companies and of their employees, customers, suppliers, Governmental Bodies and others having business dealings with the Companies; (b) not engage in any transaction outside the Ordinary Course of Business, including without limitation by making any material expenditure, investment, or commitment or arrangement of any kind; (c) not increase the compensation of any employee or officer or make any bonus payments or other distributions except in the Ordinary Course of Business; (d) maintain all insurance policies and all Permits that are required for the Companies to carry on their business; (e) maintain books of account and records in the usual, regular, and ordinary manner and consistent with past practices; and (f) not take any action that would result in a breach of any of the representations and warranties set forth in Article II.

         4.2 Access and Information. During the Interim Period, SCL will permit Buyers and their representatives to have reasonable access to the Companies' Board Members, officers, employees, agents, assets, and properties and all relevant books, records, and documents of or relating to the business and assets of the Companies during normal business hours upon reasonable advance notice and will furnish to Buyers such information, financial records, and other documents relating to the Companies and their operations and businesses as Buyers may reasonably request. SCL will permit Buyers and their representatives reasonable access to the Companies' accountants, auditors, customers, and suppliers for consultation or verification of any information obtained by Buyers and will use their best efforts to cause such Persons to cooperate with Buyers and their representatives in such consultations and in verifying such information.

         4.3 Supplemental Disclosure. During the Interim Period, Sellers may supplement or amend in writing each of the Schedules to this Agreement with respect only to matters that any Seller becomes aware of that arise or are discovered after the date of this Agreement and that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedules to this Agreement; provided that, for purposes of determining whether the conditions to the obligations of Buyers set forth in Section 5.1(a) have been fulfilled, any such supplemental or amended disclosure will be deemed not to have been made or included in any Schedule to this Agreement unless Buyers otherwise expressly consent in writing.

         4.4 Notification of Certain Matters. Sellers will give prompt notice to Buyers of (a) the occurrence, or failure to occur, of any event that to Sellers' Knowledge, could cause any Seller's representations or warranties contained in this Agreement to be untrue or inaccurate at any time during the Interim Period, and (b) any failure of any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         4.5 Assistance with Permits, Filings and Consents. During the Interim Period, Sellers will furnish Buyers with all information concerning the Companies or the

Stockholders that is required for inclusion in any application or filing made by Buyers to any Governmental Body or other Person in connection with the transactions contemplated by this Agreement. Sellers will fully cooperate with and assist Buyers (a) in filing the Notification and Report Form required by the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice, (b) in seeking approval from any Governmental Body with regard to certain employees of Buyers or any of their affiliates obtaining access to classified documents, (c) in seeking approval from any Governmental Body to enable Buyers or any of their affiliates to store classified data and documents, (d) in obtaining any Permits, or (e) with any consents to change in ownership, including execution of novation agreements or change-of-name agreements, that Buyers determine in their reasonable judgment will be required in connection with the operation of the Companies' business after the Closing.

         4.6 Fulfillment of Conditions by Sellers. Sellers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement and the Seller Documents not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Sellers in Article II of this Agreement not to be true and correct as of the Closing. Sellers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to Buyers' obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of Sellers provided, however, that no Seller nor any of their affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person.

         4.7 Fulfillment of Conditions by Buyers. Buyers agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyers in this Agreement not to be true and correct as of the Closing. Buyers will take all reasonable steps within their power to cause to be fulfilled the conditions precedent to the obligations of Sellers to consummate the transactions contemplated by this Agreement that are dependent on the actions of Buyers; provided, however, that neither Buyer nor any of their affiliates will be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person, including, without limitation, the offer for sale of any business or assets to any Person.

         4.8 Publicity. Prior to the Closing, Buyers and the Stockholders will, and the Stockholders will cause the Companies to, maintain the confidentiality of the transactions contemplated by this Agreement and no such party will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement, except as required by applicable Law or stock market requirements. Buyers and the Stockholders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the announcement promptly after the Closing of the transactions contemplated by this Agreement. Neither Buyers nor the Stockholders will issue or make, or allow to have issued or made, any press release or public announcement concerning the announcement of the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, and any such public announcement will be consistent with applicable Law and stock market requirements.

         4.9 Transaction Costs. Buyers will pay all transaction costs and expenses (including legal, accounting, and other professional fees) that they incur in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement. The Stockholders will pay all transaction costs and expenses (including legal, accounting, broker, finders and other professional fees) incurred by any Stockholder, whether prior to, on or after the Closing, or prior to or at the Closing by any Company, in connection with the negotiation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including any transfer or stamp taxes associated with the transfer of the Shares to PSGS but excluding the professional and broker fees not exceeding $35,000 in the aggregate set forth on Schedule 1.3(a) that have been expensed and paid by SCL prior to the date hereof. Notwithstanding the foregoing, (a) Seller Transaction Costs may be paid by SCL or on SCL's behalf by Buyers to the extent such Seller Transaction Costs are incurred prior to the Closing Date and are included in the calculation of the Purchase Price pursuant to Section 1.3 and (b) Buyers, on the one hand, and the Stockholders, on the other hand, each will pay one-half of the filing fees required under the HSR Act and incurred in connection with the sale of the Shares to Buyers.

         4.10 Bonuses. Prior to the Closing Date, SCL will have expensed and accrued an aggregate amount of * for bonuses to be paid following the Closing to certain employees and Board Members of SCL (the "Performance Bonus"). The amount of the Performance Bonus to be paid will be equal to * minus the Deficiency Amount, if any, but not less than zero. Buyers will cause SCL to pay the Performance Bonus to the employees and Board Members of SCL set forth on
Schedule 4.10, and in the pro rata amount set forth for each such individual on
Schedule 4.10, within ten days after the Stockholders notify Buyers in writing of their election to accept or reject Buyers' Closing Balance Sheet and any Purchase Price Adjustment resulting therefrom pursuant to Section 1.4(e). Notwithstanding the foregoing, if at the time of payment there is any dispute concerning Buyers' Closing Balance Sheet and the Deficiency Amount resulting therefrom and such dispute affects the amount of the Performance Bonus, then at such time Buyers will cause SCL to pay only that portion of the Performance Bonus that is not subject to change based on the resolution of the dispute, and Buyers will cause SCL to pay the remaining amount, if any, promptly after finalization of the Deficiency Amount.

         4.11 No-Shop Provisions. All times during the Interim Period no Seller will, and no Seller will permit any of its affiliates to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any

-----------------
*Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the Board Members, officers, directors, managers or employees of any Company or any investment banker, financial advisor, attorney, accountant, or other representative retained by any Principal Stockholder or Company, or any of their affiliates to take any such action. For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving any Company: (a) any merger, consolidation, share exchange, business combination, or similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of five percent or more of the assets used in the business of the Companies; or (c) any offer for five percent or more of the outstanding shares of capital stock of any Company.

         4.12 Nondisclosure. The parties hereto acknowledge and agree that all customer, prospect, and marketing lists, sales data, intellectual property, proprietary information, trade secrets, and other confidential information of the Companies (collectively, "Confidential Information") are valuable, special and unique assets of the Companies and are, and following the Closing, will continue to be owned exclusively by the Companies. Each party hereto agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to the Stockholders and the Companies by Buyers on the one hand, or to Buyers by the Stockholders and the Companies, on the other hand, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Companies and after the Closing, Buyers). Without limiting the generality of the foregoing, the parties expressly acknowledge and agree that the material terms of this Agreement (including, without limitation, the amount of the Purchase Price) constitute Confidential Information, and, in any event, unless otherwise publicly disclosed by Buyers, each party hereby agrees not to, and agrees to use reasonable efforts to cause its representatives not to, disclose such terms to any Person, except to the extent required by law, in which case the non-disclosing parties will be given as much advance notice as reasonably possible with respect to the nature of such required disclosure.

         4.13 Filing and Authorizations. As promptly as practicable, Buyers and Sellers will make, or cause to be made, such filings and submissions under laws, rules and regulations applicable to it, including the HSR Act, as may be required to consummate the transactions contemplated herein, and will use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Bodies necessary to be obtained by Buyers and Sellers, respectively. Buyers and Sellers will seek early termination of any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act.

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

         4.14     Registration Statement.

                  (a) PSC has filed a registration statement on Form S-4 (the "Registration Statement") with the SEC in connection with the issuance of shares of PSC Common Stock in transactions such as those contemplated by this Agreement. The PSC Shares will be registered pursuant to the Registration Statement. PSC will use all reasonable efforts to cause the Registration Statement to remain effective under the Securities Act of 1933, as amended (the "Securities Act") to the extent necessary to permit resale of the PSC Shares. In the event that any Stockholder is unable to resell any PSC Shares under the Registration Statement or, is unable to resell all of the PSC Shares without limitation on volume under the provisions of Rule 145 of the Securities Act, (without considering any other shares of PSC Common Stock that any Stockholder may acquire other than under this Agreement), then PSC, at its cost and expense, will promptly upon request by a Stockholder cause such PSC Shares to be registered under the Securities Act, and will maintain such registration until such time as such Stockholder is able to resell such PSC Shares without limitation on volume under the Securities Act. PSC also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to issue the PSC Shares. The Stockholders will furnish to PSC all information concerning the Stockholders as may be necessary in connection with the foregoing.

                  (b) PSC will advise the Stockholders, promptly after PSC receives notice thereof, of the time when any supplement or amendment to the Registration Statement has been filed, of the issuance of any stop order or the suspension of the qualification of the PSC Shares for offering or sale in any jurisdiction, of the initiation or threat known to PSC of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                  (c) At or prior to the issuance of any PSC Shares, PSC will cause such PSC Shares to be listed on the Exchange.

         4.15 Release by Stockholders. In consideration of the Purchase Price and other good and valuable consideration, the sufficiency of which is hereby acknowledged, effective upon the Closing, each Stockholder, for itself and its heirs, executors, administrators, successors and assigns, hereby fully, unconditionally and knowingly releases and forever discharges and holds harmless each Company and its respective employees, officers, Board Members, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether now existing or known, arising out of the operation or conduct of the Companies' business or a transaction or circumstance occurring or existing or related to the period of time prior to the Closing, relating in any way, directly or indirectly, to any Company, this Agreement or the transactions contemplated hereby, that such

Stockholder may now have or may hereafter claim to have against any Company or any of such employees, officers, Board Members, successors or assigns; provided, however, the foregoing release will not affect any obligations of Buyers to the Stockholders under this Agreement or any other Buyer Document nor will it apply to any claim brought by a Stockholder against Buyer for a breach of any representation or warranty made by Buyer under this Agreement or any of the other Buyer Documents or under federal or state securities laws in connection with disclosures contained in (or omissions from) the Buyer SEC Documents or the Registration Statement.

         4.16     Uncollected Accounts Receivable.

                  (a) Promptly after the determination thereof, Buyers will cause the Companies to assign, transfer and convey jointly to the Stockholders their rights, title and interest in the billed accounts receivable of the Companies outstanding as of the Closing that remain outstanding more than 180 days from the Closing Date, to the extent the aggregate amount of such billed receivables exceed the reserve for doubtful billed accounts receivable reflected on the Closing Balance Sheet. The Stockholders will furnish to the Companies and Buyers such information relating to the collection of such billed accounts receivable as the Companies or Buyers may reasonably request, including third-party collection efforts or litigation with customers of any Company.

                  (b) If any unbilled accounts receivable included in the final Closing Balance Sheet are not collected by the Companies within 300 days from the Closing Date in the Ordinary Course of Business, without resort to third-party collection efforts or litigation (the "Unbilled Receivables"), then an amount equal to the aggregate face amount of such Unbilled Receivables, in excess of any reserves for uncollectible unbilled accounts receivable on the Closing Balance Sheet, if any will be due and owing to PSC. Such amount will be deducted first from the Holdback Amount and distributed to PSC in accordance with the Escrow Agreement, and to the extent the Holdback Amount is insufficient to satisfy such payment obligation in full, the Principal Stockholders, jointly and severally, will pay the balance thereof to PSC in cash within ten days after determination of the amount due from the Principal Stockholders. Buyers' calculation of Unbilled Receivables will be in reasonable detail as may be necessary to evaluate the accuracy thereof. Simultaneously with the full payment for Unbilled Receivables to PSC, Buyers will cause the Companies to assign transfer and convey jointly to the Stockholders their rights, title and interest in the Unbilled Receivables, to the extent the aggregate amount of such Unbilled Receivables exceed the reserve for doubtful unbilled accounts receivable reflected on the Closing Balance Sheet. The Stockholders will furnish to the Companies and Buyers such information relating to the collection of such Unbilled Receivables as the Companies or Buyers may reasonably request, including third-party collection efforts or litigation with customers of any Company.

                  (c) Buyers will cause the Companies to use commercially reasonable efforts to bill and collect all accounts receivable included in the Closing Balance Sheet; provided, that, such commercially reasonable efforts will not be deemed to be more than the Companies' historical practices.

         4.17     Tax Matters.

                  (a) The Principal Stockholders, jointly and severally, will indemnify Buyers for any liability of the Companies for Tax allocable to any taxable period (or any portion thereof) ending on or before the Closing Date which is reflected in a Post-Closing Return (as defined in subsection (b) below), to the extent that such Tax has not been included as a liability on the Closing Balance Sheet, or deducted from the Purchase Price pursuant to Section 1.3(c)(i), (ii), or (iii), or constitutes a Seller Transaction Cost. For purposes of all indemnification obligations of the Principal Stockholders for Taxes under this Agreement, Taxes will be computed as if the Post-Closing Returns included no deductions in connection with the exercise of the Options or any sales of Shares pursuant to this Agreement that constitute disqualifying dispositions of Shares acquired by the exercise of incentive stock options (together, the "Option Exercise") or the payment of the Performance Bonus.

                  (b) SCL will have the right, but will not be obligated, to prepare and file the Tax returns for the taxable period ended December 31, 2002 (the "2002 Tax Year") prior to the Closing Date. If SCL prepares and files returns for the 2002 Tax Year, all such returns will be prepared in a manner consistent with SCL's prior practices and legally permissible and, as to any matters for which there is not a prior practice, will be prepared utilizing positions that have a realistic possibility of being sustained on their merits, as defined in Treas. Reg. Section 1.6694-2(b). Buyers will properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax return required to be initially filed by each Company after the Closing Date for a taxable period beginning before the Closing Date and not prepared and filed by SCL (a "Post-Closing Return"). The parties agree that the income tax returns for the taxable period ending on the Closing Date will include deductions in connection with the Option Exercise and that, unless otherwise determined by Buyers in their sole discretion, such Tax returns will include elections to carry back to prior taxable periods any net operating losses reflected on such returns. All Post-Closing Returns will be prepared in a manner consistent with SCL's prior practices and legally permissible and, as to any matter for which there is not a prior practice, will be prepared utilizing positions that have a realistic possibility of being sustained on their merits, as defined in Treas. Reg. Section 1.6694-2(b). Any such Tax return will be provided to the Stockholders 30 days prior to the due date for filing such Tax return (or, if required to be filed within 30 days of the Closing, as soon as reasonably possible following the Closing). The Stockholders will have the right to review and comment on such Tax return. Buyers (or the Companies) will timely pay the Tax shown as due on each such Tax return, subject to any indemnification by the Principal Stockholders pursuant to Section 4.17(a).

                  (c) The parties shall, unless prohibited by applicable law, cause the taxable period of each Company to end as of the close of the Closing Date. Buyers will not permit any Company to take any actions after Closing on the Closing Date that are out of the ordinary course of business, except as contemplated by this Agreement. For purposes of this Agreement, Company Taxes incurred with respect to a taxable period that includes but does not end on the Closing Date, will be allocated to the portion of the period ending on the Closing Date
         (i) except as provided clauses (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in clause (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring on or before the Closing Date in such period compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practices of the Companies.

                  (d) The parties agree that Buyers will be entitled to file amended Tax returns of the Companies for taxable periods ending prior to the Closing Date to reflect carrybacks of net operating losses from the taxable period ending on the Closing Date and, if applicable, from the 2002 Tax Year ("Buyer Carryback Returns"). The Buyers will not file any other amended Tax returns of the Companies for taxable periods ending prior to the Closing Date without the consent of the Stockholders, which consent may be withheld in the Stockholders' sole discretion. Buyers will, upon request by the Stockholders, either (1) cooperate in the preparation of and submission to the proper taxing authority of any amended Tax return which is required to cause such Tax return to be consistent with adjustments to the Tax returns of the Companies for any other taxable period proposed by any taxing authority ("Seller Directed Amended Returns") or (2) release the Principal Stockholders from their indemnity liability for Taxes under this Agreement to the extent that such Taxes would not have been incurred by the Companies had the Tax liabilities of the Companies been computed as reflected in the amended return requested by the Stockholders to be submitted.

                  (e) Buyers will be entitled to retain all refunds, credits of Taxes and interest resulting from Buyer Carryback Returns. To the extent that (i) any Seller Directed Amended Return or (ii) any audit or examination of a taxable period ending on or before, or including any time period before, the Closing Date results in any refund or credit of Taxes paid attributable to any period (or portion thereof) that ends on or before the Closing Date, Buyer will promptly pay any such refund (to the extent paid by the Companies before the Closing Date or for which any Principal Stockholders paid pursuant to the indemnities under this Agreement), and the interest actually received thereon, to Sellers' Representative on behalf of the Stockholders upon receipt thereof by any Company or Buyers, except to the extent that the Companies' entitlement to such refund or credit was taken into account as an asset on the Closing Balance Sheet. Any payments made to the Sellers' Representative under this Section 4.17(e) will be net of any Taxes payable with respect to the receipt by any Company or the Buyer of such refund, credit or interest thereon, and any Taxes for which a Buyer Party is entitled to indemnity under
         Section 4.17(a) or Article VI.

                  (f) Any party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to a Company which may give rise to liability of other parties hereto, will promptly notify such other parties of the receipt of such notice without reasonably avoidable delay and in all events within such a period as will permit effective participation in the response to such notice by such other parties. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties (including indemnity obligations hereunder). The Stockholders will have the right to control and represent each Company's interests in any Tax audit or administrative or judicial proceeding and to employ counsel of their choice, but reasonably satisfactory to Buyers, but only to the extent that such audit or other proceeding pertains (i) to taxable periods beginning before the Closing Date or (ii) to the availability of a net operating loss carryover from such a taxable period, to the extent that the issues of such availability may result in indemnification obligations on the part of the Stockholders pursuant to this Agreement, and provided that the Stockholders will not settle any such proceeding on behalf of any Company without PSC's consent if such settlement would increase the Tax liabilities of the Companies or Buyers for which Buyers would not be indemnified under this Agreement, which consent will not be unreasonably withheld or delayed. For this purpose, PSC's withholding of timely approval of such a settlement will be deemed reasonable only if the Companies in the responsible management of their affairs would not take such a position in the absence of the change in control of SCL contemplated by this Agreement and in the absence of any indemnification or reimbursement for Taxes pursuant to this Agreement. PSC will have the right to participate in such proceeding at its own expense, and, notwithstanding the foregoing, will be entitled to control the disposition of any issue on behalf of the Companies involved in such proceeding if either (i) the resolution of the issue would not affect a potential liability of the Stockholders (taking into account their indemnity obligations under this Agreement), or (ii) Buyers release the Principal Stockholders from their indemnification obligations under this Agreement for Taxes associated with the disposition of such issue. To the extent that the settlement of any such audit or proceeding (1) results in an indemnification liability of the Principal Stockholders and (2) results in a tax benefit to the Companies or Buyers in any taxable years, the Companies or Buyers will repay the Principal Stockholders, up to the amount paid by them as a result of such settlement, solely from such resulting tax benefits actually realized by the Companies or Buyers in such taxable years, as and when realized. Any claim for indemnity under this Section 4.17(a) will be treated as a Claim with respect to a Loss within the meaning of Article VI, and, only to the extent not provided for in this Section 4.17, the provisions of Article VI will govern manner in which Tax claims are resolved and paid.

                  (g) Each party will cooperate as and to the extent reasonably requested by any other party hereto in connection the preparation and filing of Tax returns as provided herein and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the provision of records and information which are reasonably relevant to any such Tax return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party agrees (i) to retain all books and records with respect to Company Taxes (including Tax returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give any other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, will allow the other party to take possession of such books and records.

         4.18     Post-Closing Operation of Companies.

                  (a) Buyers agree that during the period from the day immediately following the Closing to and including December 31, 2004 (the "Earnout Period"), Buyers will not, without the prior written consent of the Stockholders, take or permit to be taken any action that would result in any Company not being a subsidiary, division or separate business unit of PSGS unless such Company is placed in a bankruptcy or insolvency proceeding or is merged into or consolidated with another Company. Buyers further agree that during the Earnout Period, Buyers or SCL (or any successor in interest to SCL) (i) will not terminate any of James Goodridge ("Goodridge"), Michael Phillips ("Phillips") or Amy Fadida ("Fadida") from employment unless such termination is for "Cause" or (ii) will not take any action that permits any of Goodridge, Phillips or Fadida to terminate their employment for "Good Reason," as those terms are defined in the Goodridge Agreement, the Phillips Agreement and the Fadida Agreement (as such terms are defined in Sections 5.1(g), (h) and (i), respectively). So long as they are employed by SCL during the Earnout Period, (1) Phillips and Goodridge will report to the Chief Operating Officer of PSGS, (2) Fadida will report to the Chief Executive Officer of PSGS, (3) each of Phillips, Goodridge and Fadida will have similar duties and responsibilities as officers of PSGS similarly situated and there will be no significant change in their duties and responsibilities as in effect as of the Closing, and (4) none of Fadida, Phillips or Goodridge will be eligible for or receive any other bonus from the Companies or Buyers until such individual has earned the maximum bonus amount for the applicable period as set forth in the Goodridge Agreement, the Phillips Agreement and the Fadida Agreement, as applicable, and (5) subject to approval by PSC or PSGS, they may determine the compensation of the Companies' employees.

                  (b) Buyers agree and acknowledge that the Contingent Payments will be calculated in accordance with the methodology and procedures (including the dispute resolution procedures) set forth on Exhibit A. If during the Earnout Period, any business opportunity arises that could reasonably be allocated either to PSGS or the Companies, PSGS will give due consideration to the interests of the Companies and the Stockholders and will allocate the opportunity in a manner that is reasonable and fair to all parties. Buyers will maintain separate books and records for the Companies as are necessary for determining Gross Profit during the Earnout Period. For each fiscal quarter during the Earnout Period, Buyers will deliver to the Stockholders a consolidated balance sheet of the Companies as of the last day of the applicable fiscal quarter and the related statement of income for the fiscal quarter then ended (the "Quarterly Financial Statements"). The Stockholders agree and acknowledge that (i) the Quarterly Financial Statements will not be reviewed or audited, will be subject to adjustment and modification and may not be consistent with GAAP or consistently applied, (ii) the Quarterly Financial Statements will be without representation or warranty, express or implied, by Buyers, (iii) Buyers have no responsibility for the accuracy or adequacy of the Quarterly Financial Statements, (iv) no Stockholder will have any claim against either Buyer with respect to the Quarterly Financial Statements, and (v) the Quarterly Financial Statements constitute Confidential Information.

                  (c) During the Earnout Period, Buyers will use commercially reasonable efforts to comply with all applicable security requirements of Governmental Bodies that are customers of Buyers or the Companies. Buyers are currently in compliance and, during the Earnout Period will take all commercially reasonable steps to remain in compliance with, the U.S. federal government's policies regarding information accessible to employees who are not U.S. citizens or are considered foreign persons.

         4.19 Stockholder Notes. All amounts for borrowed money and accrued but unpaid interest thereon owed by any Stockholder to SCL will have been paid in full by such Stockholder, whether by setoff against such Stockholders' Pro Rata Portion of the Closing Payment or otherwise, at or before the Closing.

         4.20     Company 401(k) Plan.

                  (a) SCL will cause to be adopted prior to the Closing, resolutions of SCL's Board of Directors to terminate the Soza & Company, Ltd. 401(k) Profit

         Sharing Plan (the "Company 401(k) Plan") at least one day prior to the Closing. Following the date of such termination, no contributions will be made to the Company 401(k) Plan other than (i) contributions that have been accrued on behalf of participants prior to the termination, and (ii) contributions made on behalf of participants in the Company 401(k) Plan that are based on compensation earned before the termination. Such resolutions will provide (to the extent required under Section 411 of the Code) that all participants be fully vested in their account balances under the Company 401(k) Plan. Such resolutions will also authorize distributions of Company 401(k) Plan balances to participants as soon as practicable following the Closing and following the Company's receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the Company 401(k) Plan following its termination.

                  (b) Buyer will (i) during the period beginning on the Closing Date and ending on the date of each participant's distribution of vested benefits from the Company 401(k) Plan (or a blackout date commencing a reasonable period of time prior to such distribution date), permit participants to exercise all rights with respect to their accounts in the Company 401(k) Plan as in existence on the date of termination of such plan, including, but not limited to, direction of investments, receiving loans, receiving distributions, and repaying outstanding loans by payroll deduction; (ii) as soon as practicable after the Closing, cause an application for favorable determination letter to be filed with respect to the termination of the Company 401(k) Plan and cause such actions to be taken as are necessary to obtain such determination letter; (iii) prior to the earlier of September 15, 2003 or the commencement of distributions from the Company 401(k) Plan by reason of the termination of the Company 401(k) Plan, cause a contribution to be made to the Company 401(k) Plan in an amount equal to SCL's discretionary matching contribution for the plan year ending December 31, 2002 as accrued on the Closing Balance Sheet;
         (iv) cause a tax-qualified defined contribution plan maintained by Buyer or a subsidiary of Buyer (the "Buyer 401(k) Plan") to accept rollovers (including direct rollovers) from the Company 401(k) Plan with respect to distributions made on account of the transactions contemplated by this Agreement, and (v) allow loan balances of participants who have borrowed from the Company 401(k) Plan, if any, to be rolled over to the Buyer 401(k) Plan without requiring that the participant first repay the loan and by such method as will not result in a loan payment default and taxable deemed distribution of such participant loans. After the Closing, each plan, program, policy and arrangement of Buyers will credit each employee of the Companies for his or her length of service with the Companies prior to the Closing for all purposes.

                                    ARTICLE V
                               CLOSING CONDITIONS

         5.1 Conditions to Obligations of Buyers. The obligations of Buyers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but Buyers may waive compliance with any such conditions in writing:

                  (a) All representations and warranties of Sellers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for those representations and warranties which address matters only as a particular date (which will be true and correct only as of such date) and Buyers will have received a certificate to such effect, in form and substance reasonably satisfactory to Buyers, executed on behalf of SCL by an executive officer of SCL and by the Principal Stockholders.

                  (b) Sellers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7, and Buyers will have received a certificate to such effect, in form and substance reasonably satisfactory to Buyers, executed on behalf of SCL by an executive officer of SCL and by the Principal Stockholders.

                  (c) All required contractual and governmental consents, approvals, orders, licenses, bonds or authorizations, set forth on
         Schedule 5.1(c)(i), will have been obtained and all necessary contractual or governmental notices, set forth on Schedule 5.1(c)(ii), will have been given.

                  (d) All filings pursuant to the HSR Act will have been made by Sellers and their respective affiliates and the required waiting period under the HSR Act will have expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

                  (e) There will be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the other Seller Documents or the consummation of the transactions contemplated by this Agreement or as a result of which Buyers could be required to dispose of any assets or operations of Buyers or their affiliates (including any material assets or operations to be acquired) or to comply with any material restriction on the manner in which Buyers or their affiliates conduct their operations (including the operations of the Companies).

                  (f) All Liens on the assets of any Company or the Shares, other than Liens on assets identified on Schedule 2.6(b) to remain after Closing, will have been released and Sellers will have delivered to Buyers executed UCC-3 termination statements or other releases satisfactory to Buyers to evidence such releases.

                  (g) The Associate Employment Agreement attached as Exhibit C-1 that was executed by Goodridge on or prior to the date hereof (the "Goodridge Agreement"), will be in full force and effect.

                  (h) The Associate Employment Agreement attached as Exhibit C-2 that was executed by Phillips on or prior to the date hereof (the "Phillips Agreement"), will be in full force and effect.

                  (i) The Associate Employment Agreement attached as Exhibit C-3 that was executed by Fadida on or prior to the date hereof (the "Fadida Agreement"), will be in full force and effect.

                  (j) Sellers will have delivered the Associate Employment Agreements to Buyers, substantially in the form of Exhibit C-4, executed by the executive officers of the Companies set forth on
         Schedule 5.1(j).

                  (k) Sellers will have delivered the Noncompetition Agreements to Buyers, substantially in the form of Exhibit D-1, executed by the Stockholders set forth on Schedule 5.1(k).

                  (l) Sellers will have delivered the Noncompetition Agreement to Buyers, substantially in the form of Exhibit D-2, executed by Goodrich.

                  (m) Sellers will have delivered the Noncompetition Agreements to Buyers, substantially in the form of Exhibit D-3, executed by each of Phillips and Fadida.

                  (n) Sellers will have delivered to Buyers a legal opinion of Sellers' counsel in the form of Exhibit E.

                  (o) Sellers will have delivered to Buyers (i) receipts from each service provider the expenses of which are included in Seller Transaction Costs evidencing payment in full of all Seller Transaction Costs, (ii) written approvals from the Stockholders approving the payment in full of all amounts included in Seller Transaction Costs and
         (iii) releases from such service providers releasing Buyers and the Companies in full from all Seller Transaction Costs or any other obligations of the Companies or the Stockholders to such service providers for services rendered in connection with the transactions contemplated by this Agreement, all of which will be in form and substance reasonably satisfactory to Buyers.

                  (p) Sellers will have delivered to Buyers the lease amendment for the real property located on Arlington Blvd., Fairfax, Virginia, substantially in the form of Exhibit F-1, executed by the parties named therein.

                  (q) Sellers will have delivered to Buyers the lease amendment for the real property located on Little River Turnpike, Annandale, Virginia, substantially in the form of Exhibit F-2, executed by the parties named therein.

                  (r) The Companies will have purchased a three-year extended reporting period on the Companies' current policy that covers directors' and officers' insurance and indemnification, employment practices liability and fiduciary liability insurance and errors and omissions insurance.

                  (s) All Stockholders who are not Principal Stockholders will have entered into joinder agreements, in the form of Exhibit G, to become signatories to this Agreement and be bound by the terms of this Agreement as a Stockholder as if such Persons were original signatories hereto. If any such joinder agreement is delivered after ten business days of the date of this Agreement, Buyers will have three business days to assert that the failure to tender such joinder agreement within such ten-day period constitutes a failure of this condition and to terminate this Agreement pursuant to Section 7.1(b).

                  (t) All of the Options set forth on Schedule 2.4 will have been exercised or terminated, and if exercised, SCL will have received cash or a promissory note for the exercise price thereof.

         5.2 Conditions to Obligations of Stockholders. The obligations of the Stockholders under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but the Stockholders may waive compliance with any such conditions in writing:

                  (a) All representations and warranties of Buyers contained in this Agreement will be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for the representations and warranties that address matters only as a particular date (which will be true and correct only as of such date) and Sellers will have received a certificate to such effect in form and substance reasonably satisfactory to Sellers executed on behalf of each Buyer by an executive officer of each Buyer.

                  (b) Buyers will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7, and

         Sellers will have received a certificate to such effect in form and substance reasonably satisfactory to Sellers executed on behalf of each Buyer by an executive officer of each Buyer.

                  (c) All filings pursuant to the HSR Act have been made by Buyers and their respective affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

                  (d) Buyers have delivered to Sellers a legal opinion of Buyers' counsel in the form of Exhibit H.

                  (e) Buyers will have delivered each of the Goodridge Agreement, the Phillips Agreement and the Fadida Agreement, executed by SCL or Buyers, as applicable.

                  (f) There will be no pending litigation in any court or any proceeding before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby that has been brought by a non-affiliate of any party to this Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Indemnification of Buyers. Subject to the other provisions of this Article VI and in the case of Tax claims, Section 4.17, the Principal Stockholders, jointly and severally, will indemnify and hold Buyers, their affiliates (including the Companies) and their respective Board Members, officers, employees, and agents (collectively, the "Buyer Parties") harmless from any and all Liabilities, obligations, claims, losses, contingencies, damages, costs, and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party actually suffers or incurs as a result of or relating to:

                  (a) the breach or inaccuracy of any representation or warranty made by any Stockholder or Company in this Agreement or any other Seller Document or any allegation by a third party that, if true, would constitute such a breach or inaccuracy; or

                  (b) the breach of any covenant or agreement made by any Stockholder or Company in this Agreement or any other Seller Document or any allegation by a third party that, if true, would constitute such a breach.

         For purposes of indemnification pursuant to this Section 6.1, except for the materiality qualification set forth in the last sentence of Section 2.10 (Financial Statements), all materiality and Company Material Adverse Effect qualifications will be excluded from and given no effect in each representation, warranty, covenant and agreement by any Stockholder or Company set forth in this Agreement.

         6.2 Indemnification of Stockholders. Subject to the other provisions of this Article VI, PSC and PSGS, jointly and severally, will indemnify and hold the Stockholders, their affiliates and their respective agents (collectively, the "Stockholder Parties") harmless from any and all Losses that any Stockholder Party suffers or incurs as a result of or relating to:

                  (a) the breach of any representation or warranty made by a Buyer in this Agreement or any other Buyer Document or any allegation by a third party that, if true, would constitute such a breach; or

                  (b) the breach of any covenant or agreement made by a Buyer in this Agreement or any other Buyer Document or any allegation by a third party that, if true, would constitute such a breach.

         For purposes of indemnification pursuant to this Section 6.2, all materiality qualifications will be excluded from and given no effect in each representation, warranty, covenant and agreement by any Buyer set forth in this Agreement.

         6.3      Limitations on Indemnification.

                  (a) Notwithstanding any contrary provisions of Section 6.1, except as set forth in the following sentence, (i) the Principal Stockholders will not be liable for any Losses thereunder unless and solely to the extent that the aggregate amount of Losses the Principal Stockholders are liable for thereunder exceeds * (the "Indemnification Threshold"), and in such event, the Principal Stockholders will be liable only for the amount by which such Losses exceed the Indemnification Threshold, (ii) the total aggregate liability of the Principal Stockholders for Losses thereunder will not exceed * of the Purchase Price paid (or otherwise credited) to the Stockholders, whether prior to or after the assertion of any such Losses (the "Indemnification Cap"), and (iii) the Principal Stockholders will not be liable for any Losses that have been included in the calculation of the Purchase Price or any Purchase Price Adjustment, whether by inclusion on the Closing Balance Sheet, pursuant to Section 1.3(c)(i),
         (ii) or (iii) or otherwise. Notwithstanding the foregoing, neither the Indemnification Threshold nor the Indemnification Cap will apply to any Losses arising out of Section 2.4 (Capitalization), Section 2.5 (Title to Shares), Section 2.14 (Tax Matters), Section 2.21(h) (Government Contracts and Subcontracts, qui tam Whistleblower), Section 2.24 (Intellectual Property Rights), Article I (Purchase of Shares), Section
         4.9 (Transaction Costs), Section 4.10 (Bonuses), Section 4.12 (Nondisclosure), Section 4.15 (Release by Stockholders), Section 4.16 (Uncollected Accounts Receivable), Section 4.17 (Tax Matters), Section
         4.19 (Stockholder Notes), Section 7.3 (Attorney's Fees and Costs) and
         Section 7.5 (Brokers).

-----------------
*Indicates confidential text omitted and filed separately with the Securities and Exchange Commission.

                  (b) Notwithstanding any contrary provisions of Section 6.2, (i) Buyers will not be liable for any Losses thereunder unless and solely to the extent that the aggregate amount of Losses Buyers are liable for thereunder exceeds the Indemnification Threshold, and in such event, Buyers will be liable only for the amount by which such Losses exceed the Indemnification Threshold, and (ii) the total aggregate liability of Buyers for Losses thereunder will not exceed the Indemnification Cap. Notwithstanding the foregoing, neither the Indemnification Threshold nor the Indemnification Cap will apply to any Losses arising out of Article I (Purchase of Shares), Section 3.3 (Stock Validity), Section 3.7 (Available Funds), Section 4.9 (Transaction Costs), Section 4.10 (Bonuses), Section 4.14 (Registration Statement), Section 4.16 (Uncollected Accounts Receivable), Section
         4.17 (Tax Matters), Section 4.18 (Post-Closing Operation of Companies) and Section 7.3 (Attorneys Fees and Costs).

                  (c)      Indemnification under this Article VI and Sections
         4.17 and 7.5 will constitute the sole and exclusive remedy for Losses suffered or incurred by the parties in connection with the transactions contemplated hereby, except that the foregoing will in no way limit the rights of an Indemnified Party (as defined in Section 6.5) for any claims based on fraud or intentional misconduct by a party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby.

         6.4 Survival. Notwithstanding any investigation or contrary knowledge by Buyers, the representations and warranties of the Stockholders and the Companies and Buyers made in or pursuant to this Agreement and the other documents delivered at the Closing, and the respective parties' indemnification obligations with respect thereto, will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement until the second year anniversary of the Closing Date, except for the representations and warranties set forth in (a) Section 2.14 (Tax Matters),
Section 2.20 (Employee Benefit Plans) and Section 2.24 (Intellectual Property Rights) and the indemnification obligations with respect thereto, which will survive until 60 days after the expiration of the applicable period of limitations, and (b) Section 2.4 (Capitalization) and Section 2.5 (Title to Shares), and the indemnification obligations with respect thereto, which will survive indefinitely. Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1 or Section 6.2 will survive, but only for purposes of such pending claim, until such claim is finally resolved if the Indemnified Party notifies the Indemnifying Party of such claim in reasonable detail prior to the date on which such representation or warranty and respective indemnification obligation would otherwise expire under this Agreement.

         6.5 Notice. Any party entitled to receive indemnification under this Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

         6.6 Defense of Claims. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related to such Claim, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Claim is not of a nature or amount that in the good faith opinion of the Indemnified Party, its prosecution could reasonably be expected to have a material and adverse effect on the Indemnified Party's relationship with any significant customer. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense of such Claim, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) in the reasonable opinion of the Indemnified Party a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim; provided, that, the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld or delayed, unless the Indemnifying Party has not established to the reasonable satisfaction of the Indemnified Party that it is financially capable of paying the entire Claim.

         6.7 Holdback Amount; Right of Setoff. All finally determined due and owing Claims Buyers have under this Article VI and rights to indemnity under
Section 4.17 will first be deducted from the Holdback Amount and distributed to Buyers in accordance with the Escrow Agreement. To the extent the amount owed any Buyer for a Claim or pursuant to the rights to indemnity under Section 4.17 is more than the Holdback Amount, the Principal Stockholders, jointly and severally, will pay the balance of such Claim or Tax indemnity to PSC in immediately available funds within the ten days after final determination of the amount due; provided, however, solely at Buyers' option,

Buyers' may apply the balance against any Contingent Payments if such Contingent Payment amount is due and owing at such time.

         6.8 Losses Net of Insurance. The amount of any Losses for which indemnification is provided under this Article VI will be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses. Each Indemnified Party will use commercially reasonable efforts to pursue all potential claims under applicable insurance policies with respect to any Losses; provided, however, any Losses incurred by an Indemnified Party will include any economic effect incurred by such party as a result of such pursuit, including, without limitation, any increases in premium amounts.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyers and Sellers; or (b) by either Buyers, on the one hand, or Sellers, on the other hand, if a condition to performance by the terminating party under this Agreement has not been satisfied or waived prior to February 28, 2003; or (c) by Buyers, on the one hand, or Sellers, on the other hand, at any time, if there is pending litigation in any court or any proceeding before any Governmental Body brought by any non-affiliate to the parties to this Agreement to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated by this Agreement or as a result of which Buyers could be required to dispose of any assets or operations of Buyers (including the operations of the Companies) or their affiliates or to comply with any restriction on the manner in which Buyers or their affiliates conduct their operations (including any operations of the Companies); provided, that, (i) Buyers may not terminate this Agreement if the Closing has not occurred because of Buyers' failure to perform or observe any of its covenants or agreements set forth in this Agreement or if Buyers are, at such time, in breach of this Agreement, and (ii) Sellers may not terminate this Agreement if the Closing has not occurred because of Sellers' failure to perform or observe any of their respective covenants or agreements set forth in this Agreement or if any of Sellers is, at such time, in breach of this Agreement; or (d) by either Buyer, on the one hand, or Sellers, on the other hand, if the Closing has not occurred on or prior to the six month anniversary of the date of this Agreement.

         7.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other Person or such other address as any party may provide to the other parties by notice in accordance with this Section 7.2):

         if to Buyers:                          with copies to:

         Perot Systems Corporation              Perot Systems Corporation
         2300 Plano Parkway                     2300 Plano Parkway
         Plano, Texas 75026                     Plano, Texas 75026
         Attn: John Harper                      Attn: Peter Altabef
         Facsimile: (972) 577-6100              Facsimile: (972) 577-6085

                                                Hughes & Luce, L.L.P.
                                                1717 Main Street
                                                Suite 2800
                                                Dallas, Texas 75201
                                                Attn: Glen J. Hettinger
                                                Facsimile: (214) 939-5849

         if to Sellers:                         with copies to:

         William Soza                           Shaw Pittman, LLP
         c/o Soza Associates PC                 1650 Tysons Blvd., Suite 1400
         7535 Little River Turnpike             McLean, Virginia 22102
         Annandale, Virginia 22003              Attn: Craig E. Chason
         Facsimile:  (703) -813-5908            Facsimile: (703) 770-7901

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile or, if mailed, when actually received.

         7.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party (as defined below) will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith. A party will be considered the "Prevailing Party" if (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or arbitration award or the losing party's voluntary action before arbitration, trial, or judgment, (b) the other party withdraws its action without substantially obtaining the relief it sought, or
(c) such party did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

         7.4 Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement. Without limiting the foregoing, each Stockholder will execute and deliver to Buyers such further instruments of conveyance and transfer as Buyers may reasonably request in order more effectively to convey and transfer the Shares to PSGS and to put Buyers in operational control of the business of the Companies.

         7.5 Brokers. Except for any fees owing to Legg Mason Wood Walker, Inc. (the "Sellers' Broker") by the Stockholders, each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement agrees that it will indemnify and hold harmless the other parties, without regard to the limitations set forth in Article VI, against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement, including, the Stockholders holding Buyers and the Companies harmless for the fees owing to the Sellers' Broker.

         7.6 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together will constitute one and the same instrument.

         7.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement. References in this Agreement to Articles, Sections, Exhibits, and Schedules are to the Articles, Sections, Exhibits, and Schedules of this Agreement unless the context requires otherwise.

         7.8 Successors and Assigns; Assignment. This Agreement will bind and inure to the benefit of the parties named in this Agreement and their respective successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated by any Stockholder, Company or Buyers without the prior written consent of the other parties and any purported assignment or delegation will be null and void, except that PSGS may assign its rights under this Agreement to PSC or any direct or indirect subsidiary of PSC; provided, that, PSC fully guarantees the obligations of the assignee under this Agreement. This Agreement is not intended to confer any rights or benefits on any Person other than the parties to this Agreement, and to the extent provided in Article VI, the Buyer Parties and the Stockholder Parties.

         7.9 Entire Agreement. This Agreement, the Buyer Documents, the Seller Documents, the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement and the confidentiality agreements entered into by or on behalf of Buyers and SCL in respect of the transactions contemplated hereby, dated April 10, 2002 and October 1, 2002, respectively, contain the entire understanding of the parties relating to the subject matter of this Agreement and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

         7.10 Specific Performance. Notwithstanding any contrary provisions set forth in this Agreement, the parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement or any other Seller Document or Buyer Document, including its failure to take all required actions on its part necessary to consummate the transactions contemplated by this Agreement, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement or any other Seller Document or Buyer Document.

         7.11 Knowledge. As used in this Agreement, (a) "Sellers' Actual Knowledge" means only the information actually known to any Principal Stockholder, (b) "Sellers' Knowledge" means only the information actually or constructively known to any Principal Stockholder, Board Member or officer of any Company each as listed on Schedule 7.11(b) and (c) "Buyers' Actual Knowledge" means only the information actually known to any executive officer of PSC or J. Gregory Bedner. A person has constructive knowledge of those matters which the individual involved reasonably could be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent person would undertake concerning the particular subject matter.

         7.12 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

         7.13 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

         7.14 Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term "or" will not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

         7.15 Dispute Resolution. Except as specifically provided in Sections 1.4, 5.1 and 7.10 and Exhibit A hereto, the parties agree that instead of seeking relief from a court, they will attempt in good faith to resolve any dispute or controversy that arises out of this Agreement or any of the other Seller Documents, or the performance, breach, validity, interpretation or enforcement thereof (any such dispute or controversy, a "Dispute") first among themselves through informal negotiation and then, if unsuccessful, through binding arbitration, in accordance with the following procedures.

         (a) The party believing a Dispute to exist will give the other parties prompt written notice thereof, setting forth in reasonable detail the nature of the Dispute and a proposal for resolving the Dispute. Within 20 days after receipt of such notice, each party against whom relief is sought in connection with the Dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to the Dispute and, if necessary, a counterproposal for resolving the Dispute. If the parties do not agree on the manner in which the Dispute should be resolved, they will arrange to hold a meeting within ten days after delivery of the response described above or another mutually agreeable date. Each party will have in attendance at such meeting a representative with the authority to resolve the Dispute. At the meeting (and any adjournments thereof), the parties will negotiate in good faith in an attempt to agree as to whether a Dispute exists, the exact nature of the Dispute and the manner in which the Dispute should be resolved. Any resolution of the Dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party.

         (b) If, after following the procedures set forth in subsection (a) above, any party reaches the conclusion that the Dispute cannot be resolved by unassisted negotiations, then, upon notice by any party to the other affected parties, the Dispute will be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. Notwithstanding any provision of the American Arbitration Association Commercial Arbitration Rules, any such arbitration will be conducted before and decided by one arbitrator. In selecting an arbitrator, the parties will first attempt to agree on an arbitrator. If the parties cannot mutually agree on an arbitrator, then the parties to the arbitration will request that the American Arbitration Association provide the parties with a list of five potential arbitrators, none of whom will be affiliated with, or otherwise have any personal, professional or business relationship with, either Buyers or any Stockholder or Company. With the Stockholders striking first, each party will then strike from the list one name after another until one name is left. After the rights to strike are exercised, the individual remaining on the list will be the arbitrator. Any such arbitration will take place in the City of Wilmington, Delaware unless the parties agree otherwise. The arbitrator in any such arbitration will apply the laws of the State of Delaware and the United States of America. In any arbitration under this Agreement, this Agreement will be deemed to have been made in, and will be governed by and construed under the laws of, the State of Delaware and the United States of America. Any decision rendered by the arbitrator will be final and binding and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable. Except as described in Section 1.4(f) and Exhibit A, if arbitration is invoked in accordance with the provisions of this Agreement, the Prevailing Party in the arbitration will be entitled to recover from the other parties all costs, fees, and expenses pertaining or attributable to such arbitration, including reasonable attorneys' fees.

         7.16 Partial Invalidity. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement, unless such a construction would be unreasonable.

         7.17 Sellers' Representative. Upon the signing of this Agreement, the Stockholders hereby appoint Soza as the representative for all Stockholders (including, without limitation, all Principal Stockholders) in connection with the transactions contemplated by this Agreement (in such capacity, the "Sellers' Representative"). The Sellers' Representative will represent the Stockholders under this Agreement (including, without limitation, with respect to Tax matters in Section 4.17, the closing conditions in Section 5.2, the Contingent Payments, the Closing Balance Sheet, any Purchase Price Adjustment or Purchase Price repayments and any Claims for indemnification pursuant to Article VI) until all Stockholders' duties under this Agreement are discharged. The Sellers' Representative will have full and irrevocable power and authority to act for and in the name of and as agent for the Stockholders under this Agreement and all Stockholders will be bound by the Sellers' Representative's agreements and decisions with respect hereto. The Sellers' Representative will provide Buyer with a true, correct and complete list of the Stockholders and their respective addresses and account information (the "Stockholders' List") and will update the Stockholders' List in writing as is necessary to keep the Stockholders' List current, complete and accurate. Buyers may rely on any document (including, without limitation, the Stockholders' List) believed by them to have been signed or presented by the Sellers' Representative. Buyers will have no obligation to investigate any fact or matter set forth in any such document and all Stockholders will be bound by any such document delivered by the Sellers' Representative to Buyers. In the event Soza resigns, dies or becomes incapacitated, the holders of a majority of the issued and outstanding Shares immediately prior to the Closing will appoint a successor Sellers' Representative, notwithstanding the absence of a quorum. The Stockholders will give Buyers written notice of any change in the Sellers' Representative and until such written notice is received by Buyers, such change in Sellers' Representative will not be effective or binding on Buyers. The Sellers'

Representative will not be liable to any Stockholder for any act done or omitted hereunder as Sellers' Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders will severally indemnify the Sellers' Representative and hold the Sellers' Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of the Sellers' Representative's duties hereunder.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    BUYERS:

                                    PEROT SYSTEMS CORPORATION

                                    By:  /s/ John E. Harper
                                       -----------------------------------------
                                    Name: John E. Harper
                                    Title: Vice President

                                    PEROT SYSTEMS GOVERNMENT
                                    SERVICES, INC.

                                    By:  /s/ J. Gregory Bedner
                                       -----------------------------------------
                                    Name: J. Gregory Bedner
                                    Title: President

                                    SELLERS:

                                    SOZA & COMPANY, LTD.

                                    By:  /s/ William Soza
                                       -----------------------------------------
                                    Name: William Soza
                                    Title: Chairman and Chief Executive Officer

                                       /s/ William Soza
                                    --------------------------------------------
                                    William Soza, in his individual capacity

                                       /s/ John Larmer II
                                    --------------------------------------------
                                    John Larmer II, in his individual capacity

                                       /s/ Kurt Pfluger
                                    --------------------------------------------
                                    Kurt Pfluger, in his individual capacity

                                       /s/ Ralph West
                                    --------------------------------------------
                                    Ralph West, in his individual capacity

             EXHIBITS AND SCHEDULES TO THE STOCK PURCHASE AGREEMENT

Exhibits (forms of):

A        Contingent Payment Calculation
B        Escrow Agreement
C-1      Goodridge Employment Agreement
C-2      Phillips Employment Agreement
C-3      Fadida Employment Agreement
C-4      Form of Associate Employment Agreement
D-1      Form of Noncompetition Agreement (Five Year)
D-2      Goodridge Noncompetition Agreement (Three Year)
D-3      Form of Noncompetition Agreement (Two Year)
E        Legal Opinion of Sellers' Counsel
F-1      Lease Amendment (Arlington Blvd.)
F-2      Lease Amendment (Little River)
G        Joinder Agreement
H        Legal Opinion of Buyers' Counsel

1.3(a)            Fees and Expenses
1.3(c)            Expected Pro Rata Portion of Closing Payment
2.1               Organization
2.4               Capitalization and Options
2.6(a)            Real Property
2.6(b)            Liens
2.6(b)(ii)        Liens to Remain After Closing
2.6(d)            Inventory
2.7               Insurance Policies
2.8               Violations
2.9               Governmental Consents
2.10(a)           Financial Statements
2.10(b)           Nonrecurring Items
2.10(c)           Inconsistent Expense Items
2.11              Limitation on Liabilities; Undisclosed Liabilities
2.13              Material Adverse Change
2.14              Taxes
2.15              Litigation
2.17              Permits
2.18              Environmental Matters
2.19(a)           Employees
2.19(b)           Employee Claims
2.19(d)           List to Employees
2.20(a)(i)        Employee Benefit Plans
2.20(a)(ii)       Acceleration
2.20(b)           Controlled Group Plans Matters
2.21(a)           Government Contracts/Subcontracts
2.21(f)           Cost Accounting Standards
2.21(g)           Termination
2.21(h)           Whistleblower Actions
2.21(k)           Written Warranties
2.22(a)           Material Agreements
2.22(b)           Material Agreement Violations
2.22(c)           Material Agreements-Terminated
2.22(d)           Exceptions to Material Agreements

2.23              Material Customers
2.24(a)           Intellectual Property Rights
2.24(b)           Intellectual Property Rights Owned by Others
2.24(c)           Intellectual Property Rights Licensed to Others
2.24(e)           Exceptions to Written Assignment Agreements
2.24(i)           Govt. Rights in Intellectual Property
2.25              Competing Interests
2.29              Interested Party Transactions
4.1               Conduct of Business
5.1(c)(i)         Contractual and Governmental Consents
5.1(c)(ii)        Contractual and Governmental Notices
5.1(j)            Associate Employment Agreements
5.1(k)            Noncompetition Agreements Executed by Stockholders
7.11(b)           Knowledge

                                    EXHIBIT A
                                       TO
                            STOCK PURCHASE AGREEMENT

1. Defined Terms. Unless otherwise defined herein, capitalized terms used in this Exhibit A have the meanings given to such terms in the Stock Purchase Agreement, dated February 4, 2003, by and among Perot Systems Corporation, Perot Systems Government Services, Inc., Soza & Company, Ltd. and the Stockholders named therein (as may be amended, the "Agreement"). In addition, the following terms have the meanings indicated:

         "Base Amount" means for each applicable period shown below:

            Interim Period                              * minus the product of *
                                                        times the Pro Rata
                                                        Multiplier

                                                        *

            Twelve months ending December 31, 2004

                  "Contingent Payment" means any of the First Year Contingent Payment, the Second Year Contingent Payment and the Final Contingent Payment.

                  "Cumulative Base Amount" means the sum of the two Base
         Amounts.

                  "Gross Profit" means for (1) the Interim Period and (2) the 12 month period ending on December 31, 2004, as applicable, the gross revenues for the Companies minus direct costs, which will be computed consistent with * for the 11 months ended November 30, 2002 included in the Financial Statements.
         *

                  "Interim Period" means the period beginning on the day immediately following the Closing and ending on December 31, 2003.

                  "Maximum Aggregate Earnout Amount" means $32,000,000.

                  "Maximum Earnout Amount" means for each applicable period shown below, the following amount:

* Indicates confidential text omitted and filed separately with the Securities and Exchange Commission

            Interim Period                                *

            Twelve months ending December 31, 2004        *

                  "Pro Rata Amount" means, for any Contingent Payment for which it is determined, a dollar amount equal to the product of (a) the Maximum Earnout Amount multiplied by (b) (i) the difference between Gross Profit minus the Base Amount, divided by (ii) the difference between the Target Amount minus the Base Amount.

                  "Pro Rata Multiplier" means a fraction, the numerator of which is the number of calendar days elapsed in 2003 prior to and including the Closing Date and the denominator of which is 360.

                  "Target Amount" means for each applicable period shown below, the following amounts:

            Interim Period                             *, minus the product of *
                                                       times the Pro Rata
            Twelve months ending December 31, 2004     Multiplier

                                                       *

2. Contingent Payment Calculations. The Contingent Payments will be determined as follows:

                  (a) The "First Year Contingent Payment" will be applicable for the Interim Period, and will be a dollar amount equal to: (i) zero if Gross Profit is equal to or less than the Base Amount,
         (ii) the Maximum Earnout Amount if Gross Profit is equal to or greater than the Target Amount, or (iii) the Pro Rata Amount if Gross Profit is greater than the Base Amount but less than the Target Amount.

                  (b) The "Second Year Contingent Payment" will be applicable for the 12-month period ending December 31, 2004. No Second Year Contingent Payment will be payable unless aggregate Gross Profit for the Interim Period plus the 12 months ended December 31, 2004 equals or exceeds the Cumulative Base Amount. If aggregate Gross Profit for such aggregate period equals or exceeds the Cumulative Base Amount, then the Second Year Contingent Payment will be a dollar amount equal to: (i) zero if Gross Profit for such 12 month period is equal to or less than the Base Amount for such 12 month period, (ii) the Maximum Earnout Amount if Gross Profit for such 12 month period is equal to or greater than the Target Amount for such 12 month period, or (iii) the Pro Rata Amount if Gross Profit for such 12 month period is greater than the Base Amount for

* Indicates confidential text omitted and filed separately with the Securities and Exchange Commission such 12 month period but less than the Target Amount for such 12 month period.

                  (c) The "Final Contingent Payment" will be applicable for the Interim Period plus the 12 month period ending December 31, 2004 and will be a dollar amount equal to: (i) zero if the aggregate Gross Profit for such aggregate period is less than the sum of the two Target Amounts for such individual periods plus $9,000,000, or (ii) $2,000,000 if the aggregate Gross Profit for such aggregate period is equal to or greater than the sum of the two Target Amounts for such individual periods plus $9,000,000.

         Notwithstanding the foregoing clauses (a) through (c):

                  (d) If Gross Profit for the Interim Period exceeds the applicable Target Amount, the amount of the excess for such period will be added to the calculation of Gross Profit for the subsequent 12-month period ending December 31, 2004.

                  (e) If both (i) Gross Profit for the 12 month period ending December 31, 2004 exceeds the applicable Target Amount, and (ii) aggregate Gross Profit for the Interim Period plus the 12 month period ending December 31, 2004 exceeds the Cumulative Base Amount, the excess over the Target Amount will be added retrospectively to the calculation of Gross Profit for the Interim Period. If such adjustment results in the payment of, or an increase to, the First Year Contingent Payment, any such payment will be made concurrently with the Second Year Contingent Payment.

                  (f) In no event will the aggregate amount of the Contingent Payments exceed the Maximum Aggregate Earnout Amount.

3.       Procedures.

                  (a) As promptly as reasonably practical for each of the periods ending December 31, 2003 and December 31, 2004, as applicable, PSC will cause to be prepared and delivered to the Stockholders a statement setting forth the Gross Profit and the amount of the Contingent Payment for such period, together with reasonable details for the basis of its determination. Such statements will be final and binding on the parties unless the Stockholders deliver a notice of disagreement setting forth in reasonable detail the disputed amount of the Contingent Payment and the specific bases of disagreement to PSC within 30 days of the delivery of the statement. In the event PSC receives no such written notice during such 30-day period, PSC's calculation of the applicable Contingent Payment will be deemed accepted by the Stockholders and final on the parties. In the event the Stockholders timely reject any Contingent Payment calculation, PSC and the Stockholders will negotiate in good faith for 20 days to resolve the differences stated in the notice. Any resolution regarding the disputed amount of the Contingent Payment reached by PSC and the Stockholders will be final and binding on all parties to the Agreement. In the event that no such resolution is reached, such matter will be finally settled in accordance with the dispute resolution procedures set forth in Section 1.4(f) of the Agreement. Notwithstanding anything to the contrary set forth in the Agreement, the fees, costs and expenses incurred by the parties in connection with any such dispute resolution will be paid as follows:
         (i) if the Stockholders receive more than 50% of the disputed amount of the Contingent Payment, the Buyers, jointly and severally, will pay all of the Stockholders' attorney, accountant, arbitration and other out-of-pocket fees, costs and expenses reasonably incurred by the Stockholders in connection with such dispute, (ii) if the Stockholders do not receive more than 50% of the disputed amount of the Contingent Payment, the Principal Stockholders, jointly and severally, will pay all of Buyers' attorney, accountant, arbitration and other out-of-pocket fees, costs and expenses reasonably incurred by Buyers in connection with such dispute, and (iii) if the Stockholders receive exactly 50% of the disputed amount of the Contingent Payment, the parties will pay their own attorney, accountant, arbitration and other out-of-pocket fees, costs and expenses incurred by such party in connection with such dispute. If any such amounts are due and owing Buyers, Buyers may, at their sole option, apply such amounts against any Contingent Payment due and owing at such time. Buyers will permit the Stockholders and their representatives reasonable access to the Companies' relevant books, records and other financial information relating to the calculation of the Contingent Payments.

                  (b) The Contingent Payments, if any, will be paid as set forth in the Agreement. Any Stockholder's Pro Rata Portion of any Contingent Payment will be paid to such Stockholder net of any Taxes required to be withheld or paid by SCL or Buyers as set forth in
         Section 1.3 of the Agreement.